BRAVO BRIO RESTAURANT GROUP, INC.
Offer to Purchase for Cash
Its Common Shares for an Aggregate Purchase Price
of Not More Than $50 Million
at a Per Share Purchase Price Not Less Than $12.50 Per Share
Nor Greater Than $14.50 Per Share

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME,
AT THE END OF THE DAY OF DECEMBER 10, 2014, UNLESS THE OFFER IS EXTENDED OR
TERMINATED (SUCH TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION TIME”).

Bravo Brio Restaurant Group, Inc., an Ohio corporation (the “Company,” “we,” “our” or “us”), is offering to purchase for cash its common shares, no par value per share, pursuant to (i) auction tenders at prices specified by the tendering shareholders of not less than $12.50 nor greater than $14.50 per share (“Auction Tenders”), or (ii) purchase price tenders (“Purchase Price Tenders”), in either case upon the terms and subject to the conditions described in this Offer to Purchase and in the related letter of transmittal (the “Letter of Transmittal,” which together with this Offer to Purchase, as they may be amended or supplemented from time to time, constitute the “Offer”). We are offering to purchase shares having an aggregate purchase price of no more than $50 million. Shareholders who wish to tender shares without specifying a price at which such shares may be purchased by the Company should make a Purchase Price Tender. Under a Purchase Price Tender, shares will be purchased, upon the terms and subject to the conditions of the Offer, at the Purchase Price (as defined below) determined as provided herein. If you wish to maximize the chance that your shares will be purchased by us, you should validly tender your shares pursuant to a Purchase Price Tender. Shares tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of $12.50 per share (which is the minimum price per share under the Offer) for purposes of determining the Purchase Price. Accordingly, Purchase Price Tenders could result in the Purchase Price being lower and could result in your shares being purchased at the minimum price in the Offer. Shareholders who validly tender shares without specifying whether they are making an Auction Tender or a Purchase Price Tender will be deemed to have made a Purchase Price Tender.
After the Expiration Time, we will, upon the terms and subject to the conditions of the Offer, determine a single price per share (the “Purchase Price”), which will be not less than $12.50 and not more than $14.50 per share, that we will pay for our common shares, no par value per share, validly tendered in the Offer and not validly withdrawn. The Purchase Price will be the lowest price per share of not less than $12.50 and not more than $14.50 per share that will enable the Company to purchase the maximum number of shares validly tendered in the Offer and not validly withdrawn having an aggregate purchase price not exceeding $50 million. Only shares validly tendered at prices at or below the Purchase Price, and not validly withdrawn, will be eligible for purchase in the Offer. Shares validly tendered pursuant to an Auction Tender at a price specified in the Auction Tender that is greater than the Purchase Price will not be purchased. Upon the terms and subject to the conditions of the Offer, if shares having an aggregate purchase price of less than $50 million are validly tendered and not validly withdrawn, we will buy all shares validly tendered and not validly withdrawn. Because of the proration, “odd lot” priority and conditional tender provisions described in this Offer to Purchase, all of the shares tendered at or below the Purchase Price may not be purchased if more than the number of shares having an aggregate purchase price of $50 million are validly tendered at or below the Purchase Price and not validly withdrawn.
Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $12.50 per share, the minimum Purchase Price under the Offer, the approximate number of shares that will be purchased under the Offer is 4,000,000. Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $14.50 per share, the maximum Purchase Price under the Offer, the approximate number of shares that will be purchased under the Offer is 3,448,275.
The Offer is not conditioned upon any minimum number of shares being tendered. The Offer is, however, subject to a number of other terms and conditions. See Section 7.
Our common shares are listed on the NASDAQ Global Select Market under the symbol “BBRG.” On November 10, 2014, the reported closing price of our common shares on the NASDAQ Global Select Market was $12.62 per share. On November 6, 2014, the last full trading day prior to the announcement that we expected to make the Offer, the reported closing price of our common shares on the NASDAQ Global Select Market was $14.44 per share. You are urged to obtain current market quotations for our common shares before deciding whether, and at what price or prices, to tender your shares pursuant to the Offer. See Section 8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this Offer to Purchase. Any representation to the contrary is a criminal offense.
The Dealer Manager for the Offer is:
Jefferies
Offer to Purchase, dated November 12, 2014
IMPORTANT
THE COMPANY’S BOARD OF DIRECTORS HAS AUTHORIZED THE OFFER. HOWEVER, NONE OF THE COMPANY, THE COMPANY’S BOARD OF DIRECTORS, THE DEALER MANAGER, THE DEPOSITARY OR THE INFORMATION AGENT MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU MUST MAKE YOUR OWN DECISIONS AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN, OR INCORPORATED BY REFERENCE IN, THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. SEE SECTION 2. YOU ARE URGED TO DISCUSS YOUR DECISIONS WITH YOUR OWN TAX ADVISOR, FINANCIAL ADVISOR AND/OR BROKER.
Our directors and executive officers do not intend to tender their shares in the Offer. See Section 11.
If you want to tender all or any portion of your shares, you must do one of the following prior to the Expiration Time:

•	if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your shares for you;

•
if you hold certificates in your own name, complete and sign a Letter of Transmittal in accordance with its instructions and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to Wells Fargo Shareowner Services, the Depositary for the Offer, at the address shown on the Letter of Transmittal;

•
if you are an institution participating in The Depository Trust Company (“DTC”) and you hold your shares through DTC, tender your shares according to the procedures for book-entry transfer described in Section 3; or

•
if you are a holder of vested options to purchase our common shares, subject to Company policies and practices, you may exercise your vested options to purchase shares and tender such shares in the Offer; however, we suggest that you exercise your vested options at least five business days prior to the date on which the Expiration Time is initially scheduled to occur (which, unless the Offer is extended, will require you to exercise such options no later than 5:00 p.m., New York City time, on December 3, 2014) in order to provide you with sufficient time to validly tender the shares in the Offer. Exercises of options cannot be revoked even if some or all of the shares received upon the exercise thereof and tendered in the Offer are not purchased pursuant to the Offer for any reason.

If you want to tender your shares but your certificates for the shares are not immediately available, or cannot be delivered to the Depositary within the required time, or you cannot comply with the procedure for book-entry transfer on a timely basis, or your other required documents cannot be delivered to the Depositary prior to the Expiration Time, you may still tender your shares if you comply with the guaranteed delivery procedure described in Section 3 of this Offer to Purchase.
Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

We are not making the Offer to, and will not accept any tendered shares from, shareholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the Offer to shareholders in any such jurisdiction. In any jurisdiction the securities or blue sky laws of which require the Offer to be made by a licensed broker or dealer, the Offer is being made on our behalf by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.
Questions and requests for assistance may be directed to D.F. King & Co., Inc., the information agent for the Offer (the “Information Agent”), and Jefferies LLC, the dealer manager for the Offer (the “Dealer Manager”), at their respective telephone numbers and addresses set forth on the back cover page of this Offer to Purchase. You may request additional copies of this Offer to Purchase, the Letter of Transmittal and other Offer documents from the Information Agent at the telephone numbers and address on the back cover page of this Offer to Purchase. Shareholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.
Our delivery of this Offer to Purchase shall not under any circumstances create any implication that the information contained in this Offer to Purchase is correct as of any time other than the date of this Offer to Purchase or that there have been no changes in the information included or incorporated by reference herein or in the affairs of the Company or any of its subsidiaries since the date hereof.
WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN THE OFFER OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES IN THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR GIVES ANY INFORMATION OR REPRESENTATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, INFORMATION OR REPRESENTATION AS HAVING BEEN AUTHORIZED BY US, THE DEALER MANAGER, THE DEPOSITARY OR THE INFORMATION AGENT.

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. This summary term sheet highlights certain material information in this Offer to Purchase, but you should realize that it does not describe all of the details of the Offer to the same extent described elsewhere in this Offer to Purchase. To understand the Offer fully and for a more complete description of the terms of the Offer, you should read carefully this entire Offer to Purchase, the Letter of Transmittal and the other documents relating to the Offer. We have included references to the sections of this Offer to Purchase where you will find a more complete description of the topics in this summary.
Who is offering to purchase the common shares?
The issuer of the shares, Bravo Brio Restaurant Group, Inc., is offering to purchase the shares.
What will be the Purchase Price for the shares and what will be the form of payment?
We are conducting an offer by means of a procedure commonly called a “modified Dutch auction.” Upon the terms and subject to the conditions of the Offer, we are offering to purchase for cash our common shares, no par value per share, pursuant to (i) Auction Tenders at prices specified by the tendering shareholders of not less than $12.50 nor greater than $14.50 per share or (ii) Purchase Price Tenders. Shares tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of $12.50 per share (which is the minimum price per share under the Offer) for purposes of determining the Purchase Price. We are offering to purchase shares having an aggregate purchase price of no more than $50 million. Promptly at 12:00 midnight, New York City time, at the end of the day of December 10, 2014, unless the Offer is extended or terminated (such time, as it may be extended, the “Expiration Time”), we will, upon the terms and subject to the conditions of the Offer, determine a single price per share, the Purchase Price, which will be not less than $12.50 and not more than $14.50 per share, that we will pay for shares validly tendered in the Offer and not validly withdrawn, taking into account the number of shares tendered pursuant to Auction Tenders and pursuant to Purchase Price Tenders and the prices specified by shareholders tendering shares pursuant to Auction Tenders.
The Purchase Price will be the lowest price per share of not less than $12.50 and not more than $14.50 per share that will enable us to purchase the maximum number of shares validly tendered and not validly withdrawn in the Offer having an aggregate purchase price not exceeding $50 million. We will publicly announce the Purchase Price promptly after we have determined it and, upon the terms and subject to the conditions of the Offer (including the proration provisions), we will pay the Purchase Price in cash, subject to applicable withholding and without interest, to all shareholders whose shares are accepted for payment pursuant to the Offer. See Section 1.
How many of its common shares is the Company offering to purchase?
We are offering to purchase, at the Purchase Price, common shares validly tendered in the Offer and not validly withdrawn up to a maximum aggregate purchase price of $50 million. Because the Purchase Price will only be determined after the Expiration Time, the number of shares that will be purchased will not be known until after that time. Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $12.50 per share, the minimum Purchase Price under the Offer, the number of shares that will be purchased under the Offer is 4,000,000. Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $14.50 per share, the maximum Purchase Price under the Offer, the number of shares that will be purchased under the Offer is 3,448,275. Assuming that the Offer is fully subscribed, the maximum of 4,000,000 shares that the Company is offering to purchase under the Offer represents approximately 21.4% of the total number of shares outstanding as of November 10, 2014. Assuming the Offer is fully subscribed, the minimum of 3,448,275 shares that the Company is offering to purchase under the Offer represents approximately 18.5% of the total number of shares outstanding as of November 10, 2014.
The Offer is not conditioned upon any minimum number of shares being tendered. The Offer is, however, subject to a number of other terms and conditions. See Section 7.
How will the Company pay for the shares?
On November 5, 2014, we entered into a new credit agreement with a syndicate of financial institutions (the “Credit Facility”). The Credit Facility provides for a revolving credit facility under which the Company may borrow up to $100 million. We intend to fund any purchase of shares pursuant to the Offer, including the related fees and expenses, using funds borrowed under the Credit Facility. The Offer is not subject to any financing condition. See Section 9.

How long do I have to tender my shares?
You may tender your shares until the Offer expires at the Expiration Time. The Offer will expire at 12:00 midnight, New York City time, at the end of the day of December 10, 2014, unless we extend or terminate the Offer.
If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely that they will have an earlier deadline for you to act to instruct them to accept the Offer on your behalf. We urge you to immediately contact your broker, dealer, commercial bank, trust company or other nominee to find out their deadline. See Sections 1 and 3.
Can the Offer be extended, amended or terminated and, if so, under what circumstances?
We can extend the Expiration Time for the Offer in our sole discretion at any time, subject to applicable laws. We may, however, decide not to extend the Expiration Time for the Offer. If we were to extend the Expiration Time for the Offer, we cannot indicate, at this time, the length of any extension that we may provide. If we extend the Expiration Time for the Offer, we will delay the acceptance of any shares that have been tendered, and any shares that have been previously tendered may be withdrawn up until the Expiration Time, as so extended. We can also amend or terminate the Offer, subject to applicable law. See Sections 4, 7 and 14. If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act.
In addition, if more than $50 million in value of shares are tendered in the Offer at or below the Purchase Price, we reserve the right to accept for purchase at the Purchase Price pursuant to the Offer up to an additional 2% of our outstanding shares without extending the Expiration Time.
How will I be notified if the Offer is extended, amended or terminated?
If the Expiration Time for the Offer is extended, we will issue a press release announcing the extension and the new Expiration Time no later than 9:00 a.m., New York City time, on the first business day after the last previously scheduled Expiration Time. We will announce any amendment to or termination of the Offer by issuing a press release announcing the amendment or termination. See Section 14.
What is the purpose of the Offer?
The purpose of the Offer is to provide a mechanism to return capital to our shareholders. Our Board of Directors believes that the Offer is a prudent use of our financial resources given our business profile and assets, the current market price of the shares, our cash requirements and our borrowing costs. In addition, because the purchase of shares pursuant to the Offer will reduce the number of outstanding shares, the Offer will be accretive to any future earnings per share that we may record, although there can be no assurance of such earnings.
In addition, our Board of Directors believes that the “modified Dutch auction” tender offer set forth in this Offer to Purchase represents an efficient mechanism to provide our shareholders with the opportunity to tender all or a portion of their shares and, thereby, receive a return of some or all of their investment if they so elect. We believe that the Offer provides shareholders with an opportunity to obtain liquidity with respect to all or a portion of their shares without potential disruption to our share price. In addition, if we complete the Offer, shareholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in the Company.
The Offer also provides our shareholders with an efficient way to sell their shares without incurring broker’s fees or commissions associated with open market sales. However, shareholders who hold shares through brokers, dealers, commercial banks, trust companies or other nominee shareholders are urged to consult their brokers, dealers, commercial banks, trust companies or other nominee shareholders to determine whether transaction costs may apply if shareholders tender shares through the brokers, dealers, commercial banks, trust companies or other nominee shareholders and not directly to the Depositary. Furthermore, Odd Lot Holders (as defined below) who hold shares registered in their names and tender their shares directly to the Depositary and whose shares are purchased in the Offer will avoid any applicable odd lot discounts that might otherwise be payable on sales of their shares. See Section 1.
What are the conditions to the Offer?
Our obligation to accept and purchase and pay for shares tendered in the Offer depends upon a number of conditions that must be satisfied or waived prior to the Expiration Time, including that:

•
no action, suit, proceeding or application by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic or foreign, before any court, authority, agency, other tribunal or arbitrator or arbitration panel shall have been instituted or shall be pending, nor shall we have received notice of any such action, that directly or indirectly (1) challenges or seeks to challenge, restrain, prohibit, delay or otherwise affect the making of the Offer, the acquisition by us of some or all of the shares pursuant to the Offer or otherwise relates in any manner to the Offer or seeks to obtain material damages in respect of the Offer or (2) seeks to make the purchase of, or payment for, some or all of the shares pursuant to the Offer illegal or may result in a delay in our ability to accept for payment or pay for some or all of the shares;

•
our acceptance for payment, purchase or payment for any shares tendered in the Offer shall not violate or conflict with, or otherwise be contrary to, any applicable law, statute, rule, regulation, decree or order;

•
no action shall have been taken nor any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) shall have been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries by any court, government or governmental agency or other regulatory or administrative authority or body, domestic or foreign, which (1) indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of shares thereunder or (2) is reasonably likely to make the purchase of, or payment for, some or all of the shares pursuant to the Offer illegal or to prohibit, restrict or delay consummation of the Offer;

•
no decrease of more than 10% in the market price for our common shares on the NASDAQ Global Select Market or in the Dow Jones Industrial Average, the New York Stock Exchange Index, the NASDAQ Global Select Market Composite Index or the Standard and Poor’s 500 Composite Index measured from the close of trading on November 10, 2014 shall have occurred;

•
no general suspension of trading in securities on any United States national securities exchange or in the over-the-counter market, declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory, or any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that is likely, in our reasonable judgment, to materially adversely affect the extension of credit by banks or other lending institutions in the United States shall have occurred;

•
no commencement or escalation, on or after November 10, 2014, of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism involving the United States;

•
no change, condition, event or development, or any condition, event or development involving a prospective change, occurs, is discovered, or is threatened relating to (i) general political, market, economic, financial or industry conditions in the United States or (ii) our business, general affairs, management, financial position, stockholders equity, income, results of operations, properties, assets, liabilities, condition (financial or otherwise), income, operations, licenses, permits, or prospects or in ownership of our shares, which in our reasonable judgment is or may be materially adverse to us or otherwise makes it inadvisable for us to proceed with the Offer;

•	in the case of any of the matters described in the preceding three bullets existing at the time of the announcement of the Offer, as applicable, no material acceleration or worsening thereof;

•
no tender or exchange offer for any or all of our outstanding common shares (other than the Offer), or any material merger, amalgamation, acquisition, business combination or other similar transaction with or involving us or any of our subsidiaries, shall have been proposed, announced or made by any person or entity or shall have been publicly disclosed, nor shall we have entered into a definitive agreement or an agreement in principle with any person with respect to a material merger, amalgamation, acquisition, business combination or other similar transaction;

•
we shall not have learned after the date of this Offer to Purchase that any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person (1) has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding common shares, whether through the acquisition of shares, the formation of a group, the grant of any option or right (options for and other rights to acquire our common shares that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause), or otherwise (other than anyone who publicly disclosed such ownership in a filing with the Securities and Exchange Commission (the “SEC”) on or before November 10, 2014), (2) who has filed a Schedule 13D or Schedule 13G with the SEC on or before November 10, 2014 has acquired or proposes to acquire, whether through the acquisition of shares, the formation of a group, the grant of any option or right (options for and other rights to acquire our common shares that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause), or otherwise (other than by virtue of consummation of the Offer), beneficial ownership of an additional 1% or more of our outstanding common shares or (3) shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities;

•
no approval, permit, authorization, favorable review or consent or waiver of or filing with any domestic or foreign governmental entity or other authority or any third party consent or notice required to be obtained or made in connection with the Offer shall not have been obtained or made on terms and conditions satisfactory to us; or

•
we shall not have determined that as a result of the consummation of the Offer and the purchase of the shares pursuant to the Offer there will be a reasonable likelihood that the shares either (1) will be held of record by fewer than 300 persons or (2) will be delisted from the NASDAQ Global Select Market or be eligible for deregistration under the Exchange Act.

See Section 7.
How will the Offer affect the number of our shares outstanding and the number of record holders?
As of November 10, 2014, we had 18,656,701 of our common shares outstanding. Because the Purchase Price will only be determined after the Expiration Date, the number of shares that will be purchased will not be known until after that time. Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $12.50 per share, the minimum purchase price under the Offer, the number of shares that will be purchased under the Offer is 4,000,000. Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $14.50 per share, the maximum purchase price under the Offer, the number of shares that will be purchased under the Offer is 3,448,275. Assuming that the Offer is fully subscribed, the maximum of 4,000,000 shares that the Company is offering to purchase under the Offer represents approximately 21.4% of the total number of shares outstanding as of November 10, 2014. Assuming that the Offer is fully subscribed, the minimum of 3,448,275 shares that the Company is offering to purchase under the Offer represents approximately 18.5% of the total number of shares outstanding as of November 10, 2014. See Section 2.
If any of our shareholders:

•	who hold shares in their own name as holders of record; or

•
who are “registered holders” as participants in the DTC’s system whose names appear on a security position listing, tender their shares in full and that tender is accepted in full, then the number of our record holders would be reduced. See Section 2.

Shareholders who do not have their shares purchased in the Offer will realize a proportionate increase in their relative ownership interest in the Company following the purchase of shares pursuant to the Offer. See Section 2.
Will the Company continue as a public company following the Offer?
We believe that our purchase of shares pursuant to the Offer will not result in delisting of the remaining shares on the NASDAQ Global Select Market or the remaining shares becoming eligible for termination of registration under the Exchange Act. See Sections 2 and 7.
How do I tender my shares?
If you want to tender all or any portion of your shares, you must do one of the following prior to the Expiration Time:

•	if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your shares for you;

•
if you hold certificates in your own name, complete and sign a Letter of Transmittal in accordance with its instructions and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to Wells Fargo Shareowner Services, the Depositary for the Offer, at one of the addresses shown on the Letter of Transmittal;

•
if you are an institution participating in DTC and you hold your shares through DTC, tender your shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase; or

•
if you are a holder of vested options to purchase our common shares, subject to Company policies and practices, you may exercise your vested options to purchase shares and tender such shares in the Offer; however, we suggest that you exercise your vested options at least five business days prior to the Expiration Time (which, unless the Offer is extended, will require you to exercise such options no later than 5:00 p.m., New York City time, on December 3, 2014) in order to provide you with sufficient time to validly tender the shares in the Offer. Exercises of options cannot be revoked even if some or all of the shares received upon the exercise thereof and tendered in the Offer are not purchased pursuant to the Offer for any reason.

In accordance with Instructions 3 and 4 to the Letter of Transmittal, each shareholder who is not tendering through DTC and who desires to tender shares in the Offer must either check (1) one, and only one, of the boxes in the Section of the Letter of Transmittal captioned “Auction Price Tender: Price (in Dollars) per Share at Which Shares are Being Tendered,” indicating the price (in increments of $0.10) at which shares are being tendered, or (2) the box in the Section of the Letter of Transmittal captioned “Purchase Price Tender,” in which case you will be deemed to have tendered your shares at the minimum price of $12.50 per share.
If tendering shareholders wish to maximize the chance that their shares will be purchased, they should check the box in the Section of the Letter of Transmittal captioned “Purchase Price Tender.” Shares tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of $12.50 per share (which is the minimum price per share under the Offer) for purposes of determining the Purchase Price. Accordingly, Purchase Price Tenders could result in the Purchase Price being lower and could result in your shares being purchased at the minimum price in the Offer. See Section 8 for recent market prices for our common shares.
If you want to tender your shares but (1) your certificates for the shares are not immediately available, or cannot be delivered to the Depositary within the required time, (2) you cannot comply with the procedure for book-entry transfer on a timely basis or (3) your other required documents cannot be delivered to the Depositary prior to the Expiration Time, you may still tender your shares if you comply prior to the Expiration Time with the guaranteed delivery procedure described in Section 3.
Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.
You may contact the Information Agent, the Dealer Manager or your broker, dealer, commercial bank, trust company or other nominee for assistance. The contact information for the Information Agent and the Dealer Manager is on the back cover page of this Offer to Purchase. See Section 3 and the instructions to the Letter of Transmittal.
May I tender only a portion of the shares that I hold?
Yes. You do not have to tender all of the shares that you own to participate in the Offer.
Can I conditionally tender my shares?
Yes. You may tender shares subject to the condition that a specified minimum number of your Shares tendered pursuant to a Letter of Transmittal must be purchased if any shares tendered are purchased. Any shareholder desiring to make a conditional tender must so indicate in the box entitled “Conditional Tender” in the Letter of Transmittal, and, if applicable, in the Notice of Guaranteed Delivery. See Section 6.

How do holders of vested options for shares participate in the Offer?
Options to purchase our common shares cannot be tendered in the Offer. If you hold vested but unexercised options, you may exercise such options in accordance with the terms of our equity-based compensation plans and the Company’s policies and practices, and tender the shares received upon such exercise in accordance with the Offer. Exercises of options cannot be revoked even if some or all of the shares received upon the exercise thereof and tendered in the Offer are not purchased pursuant to the Offer for any reason. You should evaluate this Offer to Purchase carefully to determine if participation would be advantageous to you based on your option exercise prices and the expiration date of your options, the range of tender prices and the provisions for pro rata purchases by the Company described in Section 1. We strongly encourage optionholders to discuss the Offer with their own tax advisors, financial advisors and/or brokers.
Please be advised that it is the optionholder’s responsibility to tender shares in the Offer to the extent such holder wants to participate and it may be difficult to secure delivery of shares issued pursuant to the exercise of vested options in a time period sufficient to allow tender of those shares prior to the Expiration Time. Accordingly, we suggest that you exercise your vested options and satisfy the exercise price for such shares in accordance with the terms of the related stock option plan and option agreement and Company policies and practices at least five business days prior to the date on which the Expiration Time is initially scheduled to occur (which, unless the Offer is extended, means you should exercise your vested options and satisfy the related exercise price no later than 5:00 p.m., New York City time, on December 3, 2014). Exercises of options cannot be revoked even if some or all of the shares received upon the exercise thereof and tendered in the Offer are not purchased pursuant to the Offer for any reason. See Section 3.
May holders of restricted stock awards participate in the Offer?
Holders of restricted stock awards may not tender such shares of restricted stock in the Offer unless and until such shares have vested and the restrictions on such shares have lapsed. See Section 3.
In what order will the Company purchase the tendered shares?
If the terms and conditions of the Offer have been satisfied or waived and shares having an aggregate purchase price of less than $50 million are validly tendered and not validly withdrawn, we will buy all shares validly tendered and not validly withdrawn.
If the terms and conditions of the Offer have been satisfied or waived and shares having an aggregate purchase price in excess of $50 million, measured at the maximum price at which such shares were validly tendered, have been validly tendered and not validly withdrawn prior to the Expiration Time of the Offer, we will purchase shares in the following order of priority:

•	First, all shares owned in “odd lots” (less than 100 shares) that have been validly tendered at or below the Purchase Price (and not validly withdrawn prior to the Expiration Time);

•
Second, all other tendered shares (other than conditionally tendered shares for which the condition was not satisfied) validly tendered at or below the Purchase Price (and not validly withdrawn prior to the Expiration Time), on a pro rata basis if necessary, with appropriate adjustments to avoid the purchase of fractional shares, until we have purchased shares resulting in an aggregate purchase price of $50 million; and

•
Third, if necessary to permit us to purchase shares having an aggregate purchase price of $50 million, such shares conditionally validly tendered at or below the Purchase Price (and not validly withdrawn prior to the Expiration Time) for which the condition was not initially satisfied, to the extent feasible, by random lot (to be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have tendered all of their shares). See Sections 1 and 6.

If I own fewer than 100 shares and I tender all of my shares, will I be subject to proration?
If you own, beneficially or of record, fewer than 100 shares in the aggregate, you validly tender all of these shares at or below the Purchase Price prior to the Expiration Time (and do not validly withdraw such shares) and you complete the Section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, and all conditions to the Offer are satisfied or waived, we will purchase all of your shares without subjecting them to proration. See Section 1.
Once I have tendered shares in the Offer, can I withdraw my tender?
Yes. You may withdraw your tendered shares at any time prior to the Expiration Time. In addition, unless we have already accepted your tendered shares for payment, you may withdraw your tendered shares at any time after 12:00 midnight, New York City time, at the end of the day of January 9, 2015. See Section 4.
How do I withdraw shares previously tendered?
To validly withdraw tendered shares, you must deliver, on a timely basis, a written or facsimile notice of your withdrawal to the Depositary, at its address set forth on the back cover page of this Offer to Purchase, while you still have the right to withdraw the shares. Your notice of withdrawal must specify your name, the number of shares to be withdrawn, the price at which such shares were tendered, if an Auction Tender is being withdrawn, and the name of the registered holder of such shares. Some additional requirements apply if the certificates for shares to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3. If you have tendered your shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct that person to arrange for the withdrawal of your shares. You should note that your broker, dealer, commercial bank, trust company or other nominee through which you have tendered shares will likely have an earlier deadline than the Expiration Time for you to act to instruct them to withdraw a tender pursuant the Offer. See Section 4.
Has the Company or its Board of Directors adopted a position on the Offer?
While our Board of Directors has authorized the Offer, it has not, nor has the Company, the Dealer Manager, the Information Agent or the Depositary made, and they are not making, any recommendation to you as to whether you should tender or refrain from tendering your shares or as to the price or prices at which you may choose to tender your shares. You must make your own decisions as to whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. In doing so, you should read carefully the information in, or incorporated by reference in, this Offer to Purchase and in the Letter of Transmittal, including the purposes and effects of the Offer. You are urged to discuss your decisions with your own tax advisor, financial advisor and/or broker. See Section 2.
Do the Company’s directors or executive officers intend to tender their shares in the Offer?
Our directors and executive officers do not intend to tender their shares in the Offer. See Section 11.
What will happen if I do not tender my shares?
Shareholders who do not participate in the Offer will retain their shares and, if the Company completes the Offer, their relative ownership interest in the Company will automatically increase. See Section 2.
When and how will the Company pay for my tendered shares that are accepted for purchase pursuant to the Offer?
We will pay the Purchase Price in cash, less any applicable withholding taxes and without interest, for the shares we purchase promptly after the expiration of the Offer and the acceptance of the shares for payment.
We expect that it may take up to five business days after the Expiration Time to calculate the final proration factor, if any, and begin paying for tendered shares. We will pay for the shares accepted for purchase by depositing the aggregate purchase price with the Depositary promptly after the expiration of the Offer. The Depositary will act as your agent and will transmit to you the payment for all of your shares accepted for payment pursuant to the Offer. See Section 5.
What is the recent market price for the Company’s common shares?
On November 10, 2014, the reported closing price of our common shares on the NASDAQ Global Select Market was $12.62 per share. On November 6, 2014, the last full trading day prior to the announcement that we expected to make the Offer, the reported closing price of our common shares on the NASDAQ Global Select Market was $14.44 per share. You are urged to obtain current market quotations for our common shares before deciding whether, and at what price or prices, to tender your shares pursuant to the Offer. See Section 8.
Will I have to pay brokerage fees and commissions if I tender my shares?
If you are a holder of record of your shares and you tender your shares directly to the Depositary, you will not incur any brokerage fees or commissions. If you hold your shares through a broker, dealer, commercial bank, trust company or other nominee and that person tenders shares on your behalf, that person may charge you a fee or commission for doing so. We urge you to consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any such charges will apply. See Section 3.
I am a U.S. shareholder. What are the U.S. federal income tax consequences if I tender my shares?
Generally, if you are a United States Holder (as defined in Section 13), you will be subject to U.S. federal income taxation when you receive cash from us in exchange for the shares you tender in the Offer. Your receipt of cash for your tendered shares under the Offer will generally be treated as either (1) consideration received in a sale of such shares or (2) a distribution with respect to such shares. See Section 13.
EACH SHAREHOLDER IS ADVISED TO CONSULT ITS OWN TAX ADVISOR TO DETERMINE THE U.S. FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES TO IT OF THE OFFER.

I am a foreign shareholder. What are the U.S. federal income tax consequences if I tender my shares?
If you are a Non-United States Holder (as defined in Section 13), the receipt of cash for your tendered shares in the Offer will generally be treated as either (1) consideration received in a sale of such shares or (2) a distribution with respect to such shares. If the receipt of cash by you is treated as consideration received in a sale, and you are not engaged in a trade or business in the United States, you generally will not be subject to U.S. federal income taxation on the receipt of such cash, subject to certain exceptions. However, if the receipt of cash is treated as a distribution with respect to your tendered shares, you may be subject to tax on the portion of such distribution treated as a “dividend” for U.S. federal income tax purposes at a rate of 30% (or a lower rate pursuant to an applicable income tax treaty). The tax treatment of the receipt of cash depends upon facts which may be unique as to each shareholder. See Section 13. Therefore, we and the applicable withholding agent will generally presume that all amounts paid to Non-United States Holders in exchange for their shares are dividend distributions, and the applicable withholding agent will withhold U.S. federal income tax at a 30% rate unless such Non-United States Holder provides documentation pursuant to which the applicable withholding agent may determine that an exemption from, or reduction of, such withholding applies. If tax has been withheld but the receipt of cash for your tendered shares is treated as consideration received in a sale, then, in an appropriate case, you may apply to the Internal Revenue Service (“IRS”) for a refund of such withheld amount. See Sections 3 and 13 for a more detailed discussion of the U.S. federal income tax treatment of the Offer.
In addition, if you are a Non-United States Holder, withholding tax may be imposed under Sections 1471 to 1474 of the Internal Revenue Code of 1986, as amended (the “Code”) (such sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”), and the final U.S. Treasury regulations promulgated thereunder on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities. See Section 13 for a more detailed discussion of FATCA.
EACH SHAREHOLDER IS ADVISED TO CONSULT ITS OWN TAX ADVISOR TO DETERMINE THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES TO IT OF THE OFFER.
Will I have to pay a stock transfer tax if I tender my shares?
If you instruct the Depositary in the Letter of Transmittal to make the payment for the tendered shares to the registered holder, you will not incur any stock transfer tax. See Section 5.
Whom do I contact if I have questions about the Offer?
For additional information or assistance, you may contact D.F. King & Co., Inc., the Information Agent, or Jefferies LLC, the Dealer Manager for the Offer, in each case at the telephone numbers and addresses set forth on the back cover page of this Offer to Purchase. You may request additional copies of this Offer to Purchase, the Letter of Transmittal and other Offer documents from the Information Agent at its telephone numbers and address on the back cover page of this Offer to Purchase. The Information Agent will promptly furnish to shareholders additional copies of these materials at the Company’s expense. Shareholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

FORWARD-LOOKING STATEMENTS

This Offer to Purchase and the documents incorporated by reference herein contain forward-looking statements. These statements relate to future events or our future financial performance. We have attempted to identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should” or “will” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors. The following factors, among others, could cause our actual results and performance to differ materially from the results and performance projected in, or implied by, the forward-looking statements:

•	our ability to complete the Offer, the occurrence of any of the conditions to completing the Offer, and our decision to waive the occurrence of any condition to completing the Offer;

•	the price and time at which we may make any additional repurchases of our shares following completion of the Offer and the number of shares acquired in such repurchases;

•	the success of our existing and new restaurants;

•	our ability to successfully develop and expand our operations;

•	changes in economic conditions, including continuing effects from the recent recession;

•	damage to our reputation or lack of acceptance of our brands;

•	economic and other trends and developments, including adverse weather conditions, in those local or regional areas in which our restaurants are concentrated;

•	the impact of economic factors, including the availability of credit, on our landlords and other retail center tenants;

•	changes in availability or cost of our principal food products;

•	increases in our labor costs, including as a result of changes in government regulation;

•	labor shortages or increased labor costs;

•	increasing competition in the restaurant industry in general as well as in the dining segments of the restaurant industry in which we compete;

•	future asset impairment charges;

•	changes in attitudes or negative publicity regarding food safety and health concerns;

•	potential fluctuations in our quarterly operating results due to new restaurant openings and other factors;

•	the loss of key members of our management team;

•	strain on our infrastructure and resources caused by our growth;

•
the impact of federal, state or local government regulations, and the potential impact of litigation, relating to building construction and the opening of new restaurants, our existing restaurants, our employees, the sale of alcoholic beverages and the sale or preparation of food;

•	the success of our marketing programs;

•	our inability to obtain adequate levels of insurance coverage;

•	the impact of our indebtedness;

•	the effect on existing restaurants of opening new restaurants in the same markets;

•	security breaches of confidential guest information;

•	inadequate protection of our intellectual property;

•	the failure or breach of our information technology systems;

•	a major natural or man-made disaster at our corporate facility;

•	our ability to maintain adequate internal controls over financial reporting;

•	the impact of federal, state and local tax rules; and

•
other factors discussed from time to time in our filings with the SEC, including factors discussed under the headings “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 29, 2013, which is incorporated by reference herein.

Although we believe that the expectations reflected in the forward-looking statements are reasonable based on our current knowledge of our business and operations, we cannot guarantee future results, levels of activity, performance or achievements. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this Offer to Purchase. We assume no obligation to provide revisions to any forward-looking statements should circumstances change.

INTRODUCTION
To the Shareholders of Bravo Brio Restaurant Group, Inc.:
Bravo Brio Restaurant Group, Inc. invites its shareholders to tender their common shares, no par value per share, of the Company for purchase by us. Upon the terms and subject to the conditions of this Offer to Purchase and the Letter of Transmittal, we are offering to purchase our common shares pursuant to (i) Auction Tenders at prices specified by the tendering shareholders of not less than $12.50 nor greater than $14.50 per share, or (ii) Purchase Price Tenders. We are offering to purchase shares having an aggregate Purchase Price of no more than $50 million.
The Offer will expire at 12:00 midnight, New York City time, at the end of the day of December 10, 2014, unless the Offer is extended or terminated by us (such time, as it may be extended, the “Expiration Time”).
After the Expiration Time, assuming the conditions to the Offer have been satisfied or waived, we will determine a single price per share, the Purchase Price, which will be not less than $12.50 and not more than $14.50 per share, that we will pay for shares validly tendered in the Offer and not validly withdrawn, taking into account the number of shares tendered pursuant to Auction Tenders and pursuant to Purchase Price Tenders and the prices specified by shareholders tendering shares pursuant to Auction Tenders. Shares tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of $12.50 per share (which is the minimum price per share under the Offer) for purposes of determining the Purchase Price. The Purchase Price will be the lowest price per share of not less than $12.50 and not more than $14.50 per share that will enable us to purchase the maximum number of shares validly tendered in the Offer and not validly withdrawn having an aggregate purchase price not exceeding $50 million. Shares validly tendered pursuant to an Auction Tender will not be purchased if the price specified in the Auction Tender is greater than the Purchase Price. All shares purchased pursuant to the Offer will be purchased at the same Purchase Price regardless of whether the shareholder tendered at a lower price.
Only shares validly tendered at prices at or below the Purchase Price, and not validly withdrawn, will be eligible for purchase. Shares tendered but not purchased pursuant to the Offer will be returned promptly following the Expiration Time. See Sections 3 and 4.
Unless tendering directly through DTC, shareholders must complete, among other items, the section of the Letter of Transmittal relating to the price at which they are tendering shares in order to validly tender shares. Shareholders who validly tender shares without specifying whether they are making an Auction Tender or a Purchase Price Tender will be deemed to have made a Purchase Price Tender. Any shareholder not tendering directly through DTC who wishes to tender shares at more than one price must complete a separate Letter of Transmittal for each price at which shares are being tendered. A shareholder tendering shares through DTC using the Automated Tender Offer Program (“ATOP”) who wishes to tender shares at more than one price must complete a separate ATOP transfer with respect to the shares to be tendered at each price. The same shares cannot be tendered at more than one price, unless such shares have been previously and validly withdrawn. See Sections 3 and 4.
THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO A NUMBER OF OTHER TERMS AND CONDITIONS. SEE SECTION 7.
THE COMPANY’S BOARD OF DIRECTORS HAS AUTHORIZED THE OFFER. HOWEVER, NONE OF THE COMPANY, THE COMPANY’S BOARD OF DIRECTORS, THE DEALER MANAGER, THE DEPOSITARY OR THE INFORMATION AGENT MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU MUST MAKE YOUR OWN DECISIONS AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN, OR INCORPORATED BY REFERENCE IN, THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. SEE SECTION 2. YOU ARE URGED TO DISCUSS YOUR DECISIONS WITH YOUR OWN TAX ADVISOR, FINANCIAL ADVISOR AND/OR BROKER.
Upon the terms and subject to the conditions of the Offer, if shares having an aggregate purchase price of less than $50 million are validly tendered and not validly withdrawn, we will buy all shares validly tendered and not validly withdrawn. Upon the terms and subject to the conditions of the Offer, if the number of shares validly tendered at or below the Purchase Price and not validly withdrawn prior to the Expiration Time would result in an aggregate purchase price of more than $50 million, we will purchase shares:

•	First, from all holders of “odd lots” of less than 100 shares who validly tender all of their shares at or below the Purchase Price, and do not validly withdraw them prior to the Expiration Time;

•
Second, from all other shareholders (except for shareholders who tendered shares conditionally for which the condition was not satisfied) who validly tender shares at or below the Purchase Price, and do not validly withdraw them prior to the Expiration Time, on a pro rata basis, with appropriate adjustments to avoid the purchase of fractional shares, until we have purchased shares resulting in an aggregate purchase price of $50 million; and

•
Third, only if necessary to permit us to purchase shares resulting in an aggregate purchase price of $50 million, from holders who validly tender shares at or below the Purchase Price (and do not validly withdraw them prior to the Expiration Time) conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have validly tendered and not validly withdrawn all of their shares prior to the Expiration Time. See Sections 1 and 6.

Because of the “odd lot” priority, proration and conditional tender provisions described above, we may not purchase all of the shares that you tender even if you tender them at or below the Purchase Price. See Section 1.
The Purchase Price will be paid to shareholders whose shares are accepted for payment in cash, less any applicable withholding taxes and without interest. Tendering shareholders who hold shares registered in their own name and who tender their shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, except as set forth in Section 5 hereof, stock transfer taxes on the purchase of shares by us pursuant to the Offer. Shareholders holding shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee are urged to consult their broker, dealer, commercial bank, trust company or other nominee to determine whether any charges may apply if shareholders tender shares through such nominees and not directly to the Depositary. See Section 3.
Any tendering shareholder or other payee who is a United States Holder (as defined in Section 13) and who fails to complete, sign and return to the applicable withholding agent the IRS Form W-9 included with the Letter of Transmittal, and any tendering shareholder or other payee who is a Non-United States Holder (as defined in Section 13) and who fails to complete, sign and return to the applicable withholding agent the appropriate IRS Form W-8 may be subject to U.S. federal income tax backup withholding on the gross proceeds paid to the shareholder or other payee pursuant to the Offer, unless such payee establishes that it is exempt from backup withholding. See Section 3. Also, see Section 13 regarding material U.S. federal income tax consequences of the Offer.
In addition, holders of vested but unexercised options to purchase our common shares under our equity-based compensation plans may exercise such options in accordance with the terms of our equity-based compensation plans and the Company’s policies and practices, and tender in the Offer some or all of the shares issued upon such exercise. Holders of restricted stock awards may not tender such shares of restricted stock in the Offer unless and until the underlying shares have vested and the restrictions on such shares have lapsed. Holders of vested but unexercised options and restricted stock are urged to consult their own tax advisers with respect to the U.S. federal income tax consequences of exercising options or tendering restricted stock. See Sections 3 and 11.
We will pay all reasonable fees and expenses incurred in connection with the Offer by Jefferies LLC, the Dealer Manager for the Offer, D.F. King & Co., Inc., the Information Agent, and Wells Fargo Shareowner Services, the Depositary for the Offer. See Section 15.
As of November 10, 2014, there were 18,656,701 of our common shares outstanding. Since the Purchase Price will only be determined after the Expiration Time, the number of shares that will be purchased will not be known until after that time. Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $12.50 per share, the minimum Purchase Price under the Offer, the number of shares that will be purchased under the Offer is 4,000,000. Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $14.50 per share, the maximum Purchase Price under the Offer, the number of shares that will be purchased under the Offer is 3,448,275. Assuming that the Offer is fully subscribed, the maximum of 4,000,000 shares that the Company is offering to purchase under the Offer represents approximately 21.4% of the total number of shares outstanding as of November 10, 2014. Assuming the Offer is fully subscribed, the minimum of 3,448,275 shares that the Company is offering to purchase under the Offer represents approximately 18.5% of the total number of shares outstanding as of November 10, 2014. See Sections 1 and 11.
Our common shares are listed on the NASDAQ Global Select Market and trade under the symbol “BBRG.” On November 10, 2014, the reported closing price of our common shares on the NASDAQ Global Select Market was $12.62 per share. On November 6, 2014, the last full trading day prior to the announcement that we expected to make the Offer, the reported closing price of our common shares on the NASDAQ Global Select Market was $14.44 per share. You are urged to obtain current market quotations for our common shares before deciding whether, and at what price or prices, to tender your shares pursuant to the Offer. See Section 8.

THE OFFER

1. Number of Shares; Purchase Price; Proration

General. Promptly following the Expiration Time, the Company will, upon the terms and subject to the conditions of the Offer, determine a single Purchase Price (which will be not less than $12.50 and not more than $14.50 per share) that it will pay for shares validly tendered in the Offer and not validly withdrawn, taking into account the number of shares tendered pursuant to Auction Tenders and Purchase Price Tenders and the prices specified by shareholders tendering shares pursuant to Auction Tenders.
The Purchase Price will be the lowest price per share of not less than $12.50 and not more than $14.50 per share that will enable the Company to purchase the maximum number of tendered shares having an aggregate purchase price not exceeding $50 million. Only shares validly tendered at prices at or below the Purchase Price, and not validly withdrawn, will be eligible for purchase in the Offer. Shares validly tendered pursuant to an Auction Tender will not be purchased if the price specified in the Auction Tender is greater than the Purchase Price.
Promptly after determining the Purchase Price, the Company will publicly announce the Purchase Price and all shareholders who have validly tendered and not validly withdrawn their shares pursuant to Auction Tenders at prices equal to or less than the Purchase Price or pursuant to Purchase Price Tenders will receive the Purchase Price, payable in cash, without interest, but subject to applicable withholding taxes, for all shares purchased upon the terms and subject to the conditions of the Offer, including the provisions relating to “odd lot” priority, proration and conditional tender described below.
Under a Purchase Price Tender, shares will be purchased, upon the terms and subject to the conditions of the Offer, at the Purchase Price. If you wish to maximize the chance that your shares will be purchased by us in the Offer, you should validly tender your shares pursuant to a Purchase Price Tender. Shares tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of $12.50 per share (which is the minimum price per share under the Offer) for purposes of determining the Purchase Price. Accordingly, Purchase Price Tenders could result in the Purchase Price being lower and could result in your shares being purchased at the minimum price in the Offer.
In addition, if more than $50 million in value of shares are tendered in the Offer at or below the Purchase Price, we reserve the right to accept for purchase at the Purchase Price pursuant to the Offer up to an additional 2% of our outstanding shares without extending the Expiration Time.
Shares acquired pursuant to the Offer will be acquired by the Company free and clear of all liens, charges, encumbrances, security interests, claims, restrictions and equities whatsoever, together with all rights and benefits arising therefrom, provided that any dividends or distributions which may be declared, paid, issued, distributed, made or transferred on or in respect of such shares to shareholders of record on or prior to the date on which the shares are purchased under the Offer, shall be for the account of such shareholders. See Section 8.
After the completion or termination of the Offer, we may purchase additional shares in the open market subject to market conditions. We may also purchase shares in private transactions, exchange offers, tender offers or otherwise. Any of these purchases may be on the same terms as, or on terms more or less favorable to shareholders than, the terms of the Offer. However, Rule 13e-4 under the Exchange Act generally prohibits us and our affiliates from purchasing any shares, other than through the Offer, until at least 10 business days after the expiration or termination of the Offer. Any possible future purchases by us will depend on many factors, including the market price of the shares, the results of the Offer, our business and financial position and general economic and market conditions.
The Offer is not conditioned upon any minimum number of shares being tendered. The Offer is, however, subject to a number of other terms and conditions. See Section 7.
Priority of Purchases. Upon the terms and subject to the conditions of the Offer, if shares having an aggregate purchase price of less than $50 million are validly tendered and not validly withdrawn, we will buy all shares validly tendered and not validly withdrawn. Upon the terms and subject to the conditions of the Offer, if the number of shares validly tendered at or below the Purchase Price and not validly withdrawn prior to the Expiration Time would result in an aggregate purchase price of more than $50 million:

•	First, we will purchase all shares tendered by any Odd Lot Holder (as defined below) who:

•
validly tenders and does not validly withdraw prior to the Expiration Time all shares owned beneficially or of record by the Odd Lot Holder at a price at or below the Purchase Price (tenders of less than all of the shares owned by an Odd Lot Holder will not qualify for this preference); and

•
completes the Section entitled “Odd Lots” in the Letter of Transmittal or, in the case of a book-entry transfer, an Agent’s Message (as defined below), and, if applicable, in the Notice of Guaranteed Delivery.

•
Second, subject to the conditional tender provisions described in Section 6, we will purchase all other shares validly tendered and not validly withdrawn prior to the Expiration Time at prices at or below the Purchase Price, on a pro rata basis, with appropriate adjustments to avoid purchases of fractional shares, as described below, until we have purchased shares resulting in an aggregate purchase price of $50 million.

•
Third, only if necessary to permit us to purchase shares resulting in an aggregate purchase price of $50 million, shares conditionally tendered at or below the Purchase Price (for which the condition was not initially satisfied) and not validly withdrawn prior to the Expiration Time will, to the extent feasible, be selected for purchase by random lot. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have validly tendered and not validly withdrawn all of the shares of the Company that they hold prior to the Expiration Time.

As a result of the foregoing priorities applicable to the purchase of shares tendered, it is possible that all of the shares that a shareholder tenders in the Offer at or below the Purchase Price may not be purchased. In addition, if a tender is conditioned upon the purchase of a specified number of shares, it is possible that none of those shares will be purchased.
Odd Lots. The term “odd lots” means all shares validly tendered prior to the Expiration Time at prices at or below the Purchase Price and not validly withdrawn by any person who owned, beneficially or of record, a total of fewer than 100 shares and so certified in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery (an “Odd Lot Holder”). To qualify for this preference, an Odd Lot Holder must tender all shares owned by the Odd Lot Holder in accordance with the procedures described in Section 3. Odd lots will be accepted for payment before any proration of the purchase of other tendered shares. This preference is not available to partial tenders or to beneficial or record holders of 100 or more shares in the aggregate, even if these holders have separate accounts or certificates representing fewer than 100 shares. By tendering in the Offer, an Odd Lot Holder who holds shares in his or her name and tenders such shares directly to the Depositary would not only avoid the payment of brokerage commissions, but also any applicable odd lot discounts that might apply to sales of their shares in market transactions. Any Odd Lot Holder wishing to tender all of his or her shares pursuant to the Offer should complete the Section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.
Proration. The proration period is the period for accepting shares on a pro rata basis in the event that the Offer is oversubscribed. The proration period will expire at the Expiration Time. If proration of tendered shares is required, we will determine the proration factor promptly following the Expiration Time. Subject to adjustment to avoid the purchase of fractional shares and subject to conditional tenders described in Section 6, proration for each shareholder tendering shares at or below the Purchase Price (other than Odd Lot Holders) will be based on the ratio of the total number of shares to be purchased by us (excluding shares purchased from Odd Lot Holders) to the number of shares validly tendered and not validly withdrawn by all shareholders (other than Odd Lot Holders) at or below the Purchase Price. This ratio will be applied to shareholders (other than Odd Lot Holders) validly tendering shares at or below the Purchase Price to determine the number of shares that will be purchased from each tendering shareholder in the Offer. Because of the difficulty in determining the number of shares validly tendered and not validly withdrawn, and because of the odd lot procedure described above and the conditional tender procedure described in Section 6, if the Offer is over-subscribed, we do not expect that we will be able to announce the final proration factor or commence payment for any shares purchased pursuant to the Offer until up to five business days after the Expiration Time. The preliminary results of any proration will be announced by press release promptly after the Expiration Time. After the Expiration Time, shareholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.
As described in Section 13, the number of shares that we will purchase from a shareholder pursuant to the Offer may affect the U.S. federal income tax consequences of the purchase to the shareholder and, therefore, may be relevant to a shareholder’s decisions whether or not to tender shares and whether or not to condition any tender upon our purchase of a stated number of shares held by such shareholder. The Letter of Transmittal affords each shareholder who tenders shares registered in such shareholder’s name directly to the Depositary the opportunity to designate the order of priority in which shares tendered are to be purchased in the event of proration as well as the ability to condition such tender on a minimum number of shares being purchased. See Section 6.

This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of the shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominee shareholders and similar persons whose names, or the names of whose nominees, appear on the Company’s shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.
2. Purpose of the Offer; Certain Effects of the Offer

Purpose of the Offer. The purpose of the Offer is to provide a mechanism to return capital to our shareholders. Our Board of Directors believes that the Offer is a prudent use of our financial resources given our business profile and assets, the current market price of the shares, our cash requirements and our borrowing costs. In addition, because the purchase of shares pursuant to the Offer will reduce the number of outstanding shares, the Offer will be accretive to any future earnings per share that we may record, although there can be no assurance of such earnings.
In addition, our Board of Directors believes that the “modified Dutch auction” tender offer set forth in this Offer to Purchase represents an efficient mechanism to provide our shareholders with the opportunity to tender all or a portion of their shares and, thereby, receive a return of some or all of their investment if they so elect. We believe that the Offer provides shareholders with an opportunity to obtain liquidity with respect to all or a portion of their shares without potential disruption to our share price. In addition, if we complete the Offer, shareholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in the Company.
The Offer also provides our shareholders with an efficient way to sell their shares without incurring broker’s fees or commissions associated with open market sales. However, shareholders who hold shares through brokers, dealers, commercial banks, trust companies or other nominee shareholders are urged to consult their brokers, dealers, commercial banks, trust companies or other nominee shareholders to determine whether transaction costs may apply if shareholders tender shares through the brokers, dealers, commercial banks, trust companies or other nominee shareholders and not directly to the Depositary. Furthermore, Odd Lot Holders who hold shares registered in their names and tender their shares directly to the Depositary and whose shares are purchased in the Offer will avoid any applicable odd lot discounts that might otherwise be payable on sales of their shares.
In considering the Offer, our Board of Directors took into account a variety of factors and information, including the expected financial impact of the Offer and other possible methods of repurchasing shares, including in the open market or through a fixed price tender offer for the shares.
ALTHOUGH OUR BOARD OF DIRECTORS HAS AUTHORIZED THE OFFER, IT HAS NOT, NOR HAS THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY MADE, AND THEY ARE NOT MAKING, ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU MUST MAKE YOUR OWN DECISIONS AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN, OR INCORPORATED BY REFERENCE IN, THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. YOU ARE URGED TO DISCUSS YOUR DECISIONS WITH YOUR OWN TAX ADVISOR, FINANCIAL ADVISOR AND/OR BROKER.
Certain Effects of the Offer. Shareholders who do not tender their shares in the Offer and shareholders who otherwise retain an equity interest in the Company as a result of a partial tender of shares or proration will continue to be owners of the Company and be subject to the risks of such ownership. If we complete the Offer, shareholders who do not tender their shares in the Offer will realize an automatic increase in their relative ownership interest in the Company and also will bear the attendant risks associated with the increased ownership interest. Shareholders may be able to sell non-tendered shares in the future at a net price that may be more or less favorable than the Purchase Price to be paid to our shareholders pursuant to the Offer. We can give no assurance as to the price at which a shareholder may be able to sell its shares in the future.
The Offer will reduce our “public float” (the number of our common shares owned by non-affiliated shareholders and available for trading in the securities markets), and is likely to reduce the number of our shareholders.
Our directors and executive officers do not intend to tender their shares in the Offer. Our directors and executive officers may, subject to applicable law and applicable policies and practices of the Company, sell their shares from time to time in open market or other transactions at prices that may be more or less favorable than the Purchase Price to be paid to our shareholders pursuant to the Offer. Assuming that no such transactions occur, the beneficial ownership of our directors and executive officers will proportionately increase as a percentage of our outstanding common shares following the consummation of the Offer. See Section 11.
Based on the published guidelines of the NASDAQ Global Select Market and the conditions of the Offer, we believe that our purchase of shares pursuant to the Offer will not result in delisting of our remaining shares on the NASDAQ Global Select Market. Our common shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our shareholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of our shareholders. We believe that our purchase of shares pursuant to the Offer will not result in the shares becoming eligible for termination of registration under the Exchange Act. The Offer is conditioned upon, among other things, our having determined that as a result of the consummation of the Offer and the purchase of the shares pursuant to the Offer there will not be a reasonable likelihood that our shares to be delisted from the NASDAQ Global Select Market or to be eligible for deregistration under the Exchange Act. See Section 7.
Shares acquired pursuant to the Offer will become treasury stock of the Company and will be available to us without further shareholder action, except as required by applicable law or the rules of the NASDAQ Global Select Market or any securities exchange on which the shares are then listed, for purposes including, without limitation, the acquisition of other businesses, the raising of additional capital for use in our business and the satisfaction of obligations under existing or future employee benefit or compensation programs or stock plans or compensation programs for directors. We have no current plans for the shares purchased in the Offer.
The accounting for the purchase of shares pursuant to the Offer will result in a reduction of our stockholders’ equity in an amount equal to the aggregate purchase price of the shares we purchase plus the fees related to the Offer and a corresponding increase in long-term debt, as we intend to fund any purchase of shares pursuant to the Offer, including the related fees and expenses, using funds borrowed under the Credit Facility.
Our shares are currently “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using the shares as collateral. We believe that, following the purchase of shares pursuant to the Offer, our shares will continue to be “margin securities” for purposes of the Federal Reserve Board’s margin regulations.
Other Plans or Proposals. Except as disclosed or incorporated by reference in this Offer to Purchase, the Company currently has no plans, proposals or negotiations that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company or any of its material subsidiaries;

•	any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries;

•	any material change in the present dividend policy, or indebtedness or capitalization of the Company;

•
any material change in the present Board of Directors or management of the Company, including, but not limited to, any plans or proposals to change the number or the term of directors or to change any material term of the employment contract of any executive officer;

•	any other material change in the Company’s corporate structure or business;

•
any class of equity securities of the Company’s becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act or ceasing to be authorized for listing on the NASDAQ Global Select Market;

•	the suspension of the Company’s obligation to file reports under the Exchange Act;

•
the acquisition by any person of additional securities of the Company, or the disposition by any person of securities of the Company, other than in connection with awards granted to certain employees (including directors and officers) under existing equity incentive plans, including our Stock Incentive Plan (as defined below); or

•
any changes in the Company’s Second Amended and Restated Articles of Incorporation or Second Amended and Restated Regulations or other governing instruments or other actions that could impede the acquisition of control of the Company.

Although we do not currently have any plans, other than as disclosed or incorporated by reference in this Offer to Purchase, that relate to or would result in any of the events discussed above, as we evaluate opportunities, we may undertake or plan actions that relate to or could result in one or more of these events. We reserve the right to change our plans and intentions at any time as we deem appropriate.
3. Procedures for Tendering Shares

Valid Tender of Shares. For shares to be tendered validly in the Offer:

•
the certificates for our common shares, or confirmation of receipt of the shares pursuant to the procedure for book-entry transfer set forth below, together with a validly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal, must be received prior to the Expiration Time by the Depositary at its address set forth on the back cover page of this Offer to Purchase; or

•	the tendering shareholder must, prior to the Expiration Time, comply with the guaranteed delivery procedure set forth below.
In accordance with Instructions 3 and 4 to the Letter of Transmittal, each shareholder who is not tendering through DTC and who desires to tender shares in the Offer must either check (1) one, and only one, of the boxes in the Section of the Letter of Transmittal captioned “Auction Price Tender: Price (in Dollars) per Share at Which Shares are Being Tendered,” indicating the price (in increments of $0.10) at which shares are being tendered, or (2) the box in the Section of the Letter of Transmittal captioned “Purchase Price Tender,” in which case you will be deemed to have tendered your shares at the minimum price of $12.50 per share. A tender of shares not being made through DTC using ATOP will be proper only if, among other things, one, and only one, of these boxes is checked on the Letter of Transmittal. Shareholders who validly tender shares without specifying whether they are making an Auction Tender or Purchase Price Tender will be deemed to have made a Purchase Price Tender.
If tendering shareholders wish to maximize the chance that their shares will be purchased, they should check the box in the Section of the Letter of Transmittal captioned “Purchase Price Tender.” Shares tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of $12.50 per share (which is the minimum price per share under the Offer) for purposes of determining the Purchase Price. Accordingly, Purchase Price Tenders could result in the Purchase Price being lower and could result in your shares being purchased at the minimum price in the Offer. See Section 8 for recent market prices for our common shares.
If tendering shareholders using a Letter of Transmittal wish to indicate a specific price (in increments of $0.10) at which their shares are being tendered, they must check the box indicating such price under the Section captioned “Auction Price Tenders: Price (in Dollars) per Share at Which Shares are Being Tendered.” Tendering shareholders should be aware that this election could result in none of their shares being purchased if the Purchase Price selected by the Company for the shares is less than the price selected by the shareholder. A shareholder not tendering directly through DTC using ATOP who wishes to tender shares at more than one price must complete a separate Letter of Transmittal for each price at which shares are being tendered. A shareholder tendering shares through DTC using ATOP who wishes to tender shares at more than one price must complete a separate ATOP transfer with respect to the shares to be tendered at each price. The same shares cannot be tendered (unless previously validly withdrawn in accordance with the terms of the Offer) at more than one price. Separate notices of withdrawal (described in Section 4) are not required for each Letter of Transmittal unless each Letter of Transmittal tenders shares at different prices; however, absent a valid notice of withdrawal, subsequent Letters of Transmittal do not revoke prior Letters of Transmittal. Shareholders may contact the Depositary for additional instructions.
Shareholders holding shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee, must contact their broker, dealer, commercial bank, trust company or other nominee in order to tender their shares. Shareholders who hold shares through nominee shareholders are urged to consult their nominees to determine whether any charges may apply if shareholders tender shares through such nominees and not directly to the Depositary.
Odd Lot Holders must tender all of their shares and also complete the Section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, if they wish to qualify for the preferential treatment available to Odd Lot Holders as described in Section 1.

Shareholders may tender shares subject to the condition that all or a specified minimum number of shares be purchased. Any shareholder desiring to make such a conditional tender should so indicate in the Section entitled “Conditional Tender” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery. It is the tendering shareholder’s responsibility to determine the minimum number of shares to be purchased. SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS WITH RESPECT TO THE EFFECT OF PRORATION OF THE OFFER AND THE ADVISABILITY OF MAKING A CONDITIONAL TENDER. See Sections 6 and 13.
Signature Guarantees and Method of Delivery. If a certificate for our common shares is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or shares not purchased or tendered are to be issued, to a person other than the registered holder of the certificate surrendered, then the tendered certificate must be endorsed or accompanied by an appropriate stock power, signed in either case exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution (as defined below). No signature guarantee is required if:

•	the Letter of Transmittal is signed by the registered holder of the shares tendered and the holder has not completed the box entitled “Special Payment Instructions” in the Letter of Transmittal; or

•
shares are tendered for the account of a broker, dealer, commercial bank, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or a broker, dealer, commercial bank, credit union, savings association or other entity that is also an “eligible guarantor institution,” as the term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing constituting an “Eligible Institution”).

In all cases, payment for shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for the shares (or a timely confirmation of the book-entry transfer of the shares into the Depositary’s account at DTC, as described below), a validly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.
The method of delivery of all documents, including certificates for our common shares, the Letter of Transmittal and any other required documents, including delivery through DTC, is at the sole election and risk of the tendering shareholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If delivery is by mail, then registered mail with return receipt requested, validly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.
All deliveries made in connection with the Offer, including a Letter of Transmittal and certificates for shares, must be made to the Depositary and not to us, the Dealer Manager, the Information Agent or DTC. ANY DOCUMENTS DELIVERED TO US, THE DEALER MANAGER, THE INFORMATION AGENT OR DTC WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE VALIDLY TENDERED.
Book-Entry Delivery. The Depositary will establish an account with respect to the shares for purposes of the Offer at DTC within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in DTC’s system may make book-entry delivery of the shares by causing DTC to transfer those shares into the Depositary’s account in accordance with DTC’s procedures for that transfer. Although delivery of shares may be effected through a book-entry transfer into the Depositary’s account at DTC, either (1) a validly completed and duly executed Letter of Transmittal, with any required signature guarantees, or an Agent’s Message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at its address set forth on the back cover page of this Offer to Purchase prior to the Expiration Time or (2) the guaranteed delivery procedure described below must be followed if book-entry transfer of the shares cannot be effected prior to the Expiration Time.
The confirmation of a book-entry transfer of shares into the Depositary’s account at DTC is referred to in this Offer to Purchase as a “book-entry confirmation.” Delivery of documents to DTC in accordance with DTC’s procedures will not constitute delivery to the Depositary.
The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgement from the participant tendering shares through DTC that such participant has received, and agrees to be bound by, the terms of the Letter of Transmittal and that the Company may enforce such agreement against that participant.

Guaranteed Delivery. If a shareholder desires to tender shares in the Offer and the shareholder’s share certificates are not immediately available or cannot be delivered to the Depositary prior to the Expiration Time (or the procedures for book-entry transfer cannot be completed on a timely basis), or if time will not permit delivery of all required documents to the Depositary prior to the Expiration Time, the shares may still be tendered if all of the following conditions are satisfied:

•	the tender is made by or through an Eligible Institution;

•
the Depositary receives by mail, overnight courier or facsimile transmission, prior to the Expiration Time, a validly completed and duly executed Notice of Guaranteed Delivery in the form the Company has provided with this Offer to Purchase, including (where required) a signature guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery; and

•
the certificates for all tendered shares, in proper form for transfer (or confirmation of book-entry transfer of the shares into the Depositary’s account at DTC), together with a validly completed and duly executed Letter of Transmittal, or an Agent’s Message in the case of a book-entry transfer, and any required signature guarantees and other documents required by the Letter of Transmittal, are received by the Depositary within three business days after the Expiration Time.

Shareholders may contact the Information Agent, the Dealer Manager or their broker, dealer, commercial bank, trust company or other nominee for assistance. The contact information for the Information Agent and the Dealer Manager is on the back cover page of this Offer to Purchase.
Options to Purchase Shares. Options to purchase our common shares cannot be tendered in the Offer. If you hold vested but unexercised options, you may exercise such options in accordance with the terms of our equity-based compensation plans and the Company’s policies and practices, and tender the shares received upon such exercise in accordance with the Offer. Exercises of options cannot be revoked even if some or all of the shares received upon the exercise thereof and tendered in the Offer are not purchased pursuant to the Offer for any reason. You should evaluate this Offer to Purchase carefully to determine if participation would be advantageous to you based on your option exercise prices and the expiration date of your options, the range of tender prices and the provisions for pro rata purchases by the Company described in Section 1. We strongly encourage optionholders to discuss the Offer with their own tax advisors, financial advisors and/or brokers.
Please be advised that it is the optionholder’s responsibility to tender shares in the Offer to the extent such holder wants to participate and it may be difficult to secure delivery of shares issued pursuant to the exercise of vested options in a time period sufficient to allow tender of those shares prior to the Expiration Time. Accordingly, we suggest that you exercise your vested options and satisfy the exercise price for such shares in accordance with the terms of the related stock option plan and option agreement and Company policies and practices at least five business days prior to the date on which the Expiration Time is initially schedule to occur (which, unless the Offer is extended, means you should exercise your vested options and satisfy the related exercise price no later than 5:00 p.m., New York City time, on December 3, 2014). Exercises of options cannot be revoked even if some or all of the shares received upon the exercise thereof and tendered in the Offer are not purchased pursuant to the Offer for any reason.
Restricted Stock Awards. Holders of restricted stock awards under our equity-based compensation plans may not tender the shares underlying such restricted stock awards in the Offer unless and until such shares have vested and the restrictions on the restricted stock awards have lapsed. If the restrictions on the restricted stock awards have lapsed, you may tender some or all of such shares in the Offer. See “-Valid Tender of Shares” above.
Return of Unpurchased Shares. If any tendered shares are not purchased, or if less than all shares evidenced by a shareholder’s certificates are tendered, certificates for unpurchased shares will be returned promptly after the expiration or termination of the Offer or the proper withdrawal of the shares, or, in the case of shares tendered by book-entry transfer at DTC, the shares will be credited to the appropriate account maintained by the tendering shareholder at DTC, in each case without expense to the shareholder.
U.S. Federal Income Tax Backup Withholding. Under the U.S. federal income tax backup withholding rules, a portion of the gross proceeds payable to a shareholder or other payee pursuant to the Offer may be withheld and remitted to the IRS, unless the shareholder or other payee (i) establishes that it is an “exempt recipient” (as described below) or (ii) provides its taxpayer identification number (i.e., employer identification number or social security number) to the applicable withholding agent (as payer), as well as certain other information, and certifies under penalties of perjury that the number is correct, the shareholder is a United States person (as defined under the Code) and the shareholder is not subject to backup withholding. Therefore, each tendering shareholder that is a United States Holder (as defined in Section 13) should complete and sign the

IRS Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding unless the shareholder otherwise establishes to the satisfaction of the applicable withholding agent that the shareholder is not subject to backup withholding. If a United States Holder does not provide the applicable withholding agent with the correct taxpayer identification number, the United States Holder may be subject to penalties imposed by the IRS.
Backup withholding is not an additional tax. Rather, the amount of the backup withholding may be credited against the U.S. federal income tax liability of the person subject to the backup withholding. If backup withholding results in an overpayment of taxes, a refund may be obtained from the IRS in accordance with its refund procedures.
Certain “exempt recipients” (including, among others, generally all corporations and certain Non-United States Holders (as defined in Section 13)) are not subject to backup withholding. In order for a Non-United States Holder to qualify as an exempt recipient, that shareholder should submit an appropriate IRS Form W-8, signed under penalties of perjury, attesting to that shareholder’s exempt status. This statement can be obtained from the IRS website at www.irs.gov. See Instruction 2 of the related Letter of Transmittal.
Holders of vested but unexercised options and restricted stock are urged to consult their own tax advisers with respect to the U.S. federal income tax consequences of exercising options or tendering restricted stock. In addition, all shareholders should consult their own tax advisors regarding the application of backup withholding to their particular circumstances and the availability of, and procedure for obtaining, an exemption from backup withholding.
United States Federal Withholding Tax on Payments to Non-United States Holders. Even if a Non-United States Holder has provided the required certification to avoid backup withholding, the applicable withholding agent will withhold an amount equal to 30% of the gross proceeds payable to the Non-United States Holder or his or her agent unless the applicable withholding agent determines that (a) a reduced rate of withholding is available under an applicable income tax treaty, (b) an exemption from withholding is applicable because the gross proceeds are effectively connected with the Non-United States Holder’s conduct of a trade or business within the United States (and, if an applicable income tax treaty requires, the gross proceeds are attributable to a United States permanent establishment maintained by such Non-United States Holder), or (c) the gross proceeds should not be treated as a distribution for U.S. federal income tax purposes (see Section 13).
To obtain a reduced rate of withholding under an applicable income tax treaty, a Non-United States Holder must deliver to the applicable withholding agent a validly completed and executed IRS Form W-8BEN (in the case of individual Non-United States Holders) or an IRS Form W-8BEN-E (in the case of all other Non-United States Holders). To obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the Non-United States Holder’s conduct of a trade or business within the United States, a Non-United States Holder must deliver to the applicable withholding agent a validly completed and executed IRS Form W-8ECI before the payment is made.
As discussed in more detail in Section 13, a Non-United States Holder may be eligible to obtain a refund from the IRS of all or a portion of any amount withheld if (a) the Non-United States Holder meets the “complete termination,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests described in Section 13 that would characterize the transaction as a sale (as opposed to a distribution) with respect to which the Non-United States Holder, or (b) is otherwise able to establish that no tax or a reduced amount of tax is due.
Non-U.S. Holders are urged to consult their tax advisors regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the IRS refund procedure.
For a discussion of U.S. federal income tax consequences to tendering shareholders, see Section 13.
Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of shares to be accepted, the Purchase Price to be paid for shares to be accepted and the validity, form, eligibility, including time of receipt, and acceptance for payment of any tender of shares will be determined by the Company, in its sole discretion, and will be final and binding on all parties absent a finding to the contrary by a court of competent jurisdiction. The Company reserves the absolute right to reject any or all tenders of any shares that it determines are not in proper form or the acceptance for payment of or payment for any shares which it determines may be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Offer prior to the Expiration Time with respect to all tendered shares. The Company also reserves the absolute right to waive any defect or irregularity in any tender with respect to any particular shares, whether or not the Company waives similar defects or irregularities in the case of any other shareholder. No tender of shares will be deemed to have been validly made until all defects or irregularities have been cured by the tendering shareholder or waived by the Company. The Company will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of shares. None of the Company, the Depositary, the Information Agent, the

Dealer Manager or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give any such notice.
Tendering Shareholder’s Representation and Warranty; Our Acceptance Constitutes an Agreement. It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender shares for such person’s own account unless, at the time of tender and at the end of the proration period or period during which shares are accepted by lot, such person has a “net long position” (i.e., more shares held in long positions than in short positions) in (1) a number of shares that is equal to or greater than the amount tendered and will deliver or cause to be delivered such shares for the purpose of tendering to us within the period specified in the Offer or (2) other securities immediately convertible into, exercisable for or exchangeable into a number of shares (“Equivalent Securities”) that are equal to or greater than the number of shares tendered and, upon the acceptance of such tender, will acquire such shares by conversion, exchange, or exercise of such Equivalent Securities and will deliver or cause to be delivered such shares so acquired for the purpose of tender to us within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of shares made pursuant to any method of delivery set forth herein will constitute the tendering shareholder’s acceptance of the terms and conditions of the Offer, as well as the tendering shareholder’s representation and warranty to us that (i) such shareholder has a “net long position” in a number of shares or Equivalent Securities at least equal to the shares being tendered within the meaning of Rule 14e-4 and (ii) such tender of shares complies with Rule 14e-4. Our acceptance for payment of shares tendered in the Offer will constitute a binding agreement between the tendering shareholder and us upon the terms and subject to the conditions of the Offer, which agreement will be governed by, and construed in accordance with, the laws of the State of New York.
Lost or Destroyed Certificates. If any certificate representing our common shares has been lost or destroyed, the shareholder should promptly notify the Depositary at the phone number or address set forth on the back cover page of this Offer to Purchase. The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed certificates have been followed. Shareholders are requested to contact the Depositary immediately in order to permit timely processing of this documentation.
A validly completed Letter of Transmittal and any other documents required by the Letter of Transmittal, including certificates for any shares that are certificated, must be delivered to the Depositary and not to the Company, the Dealer Manager, the Information Agent or DTC. Any certificates delivered to the Company, the Dealer Manager, the Information Agent or DTC will not be forwarded to the Depositary and will not be deemed to be validly tendered.
4. Withdrawal Rights

Shares tendered in the Offer may be withdrawn at any time prior to the Expiration Time. In addition, unless the Company has already accepted your tendered shares for payment, you may withdraw your tendered shares at any time after 12:00 midnight, New York City time, at the end of the day of January 9, 2015. Except as otherwise provided in this Section 4, tenders of shares pursuant to the Offer are irrevocable.
For a withdrawal to be effective, a written or facsimile notice of withdrawal must be received in a timely manner, as described in the immediately preceding paragraph, by the Depositary at its address set forth on the back cover page of this Offer to Purchase, and any notice of withdrawal must specify the name of the tendering shareholder, the number of shares to be withdrawn, the price at which such shares were tendered, if an Auction Tender is being withdrawn, and the name of the registered holder of the shares to be withdrawn, if different from the person who tendered the shares. A shareholder who has tendered shares at more than one price must complete a separate notice of withdrawal for shares tendered at each price. If the certificates for shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of those certificates, the tendering shareholder also must submit the serial numbers shown on those particular certificates for shares to be withdrawn and, unless an Eligible Institution has tendered those shares, the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution. If shares have been tendered pursuant to the procedure for book-entry transfer described in Section 3, the notice of withdrawal also must specify the name and the number of the account at DTC to be credited with the withdrawn shares and must otherwise comply with DTC’s procedures.
All questions as to the form and validity, including the time of receipt, of any notice of withdrawal will be determined by the Company, in its sole discretion and such determination will be final and binding on all parties absent a finding to the contrary by a court of competent jurisdiction. The Company reserves the absolute right to waive any defect or irregularity in the notice of withdrawal or method of withdrawal of shares by any shareholder, whether or not the Company waives similar defects or irregularities in the case of any other shareholder. None of the Company, the Depositary, the Information Agent, the Dealer Manager or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of them incur liability for failure to give any such notice.

Withdrawals may not be rescinded, and any shares validly withdrawn will be deemed not validly tendered for purposes of the Offer. However, validly withdrawn shares may be re-tendered prior to the Expiration Time by again following one of the procedures described in Section 3.
If the Company extends the Offer, is delayed in its purchase of shares, or is unable to purchase shares pursuant to the Offer for any reason, then, without prejudice to the Company’s rights under the Offer, the Depositary may, subject to applicable law, retain tendered shares on behalf of the Company, and such shares may not be withdrawn, except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 4 (subject to Rule 13e-4(f)(5) promulgated under the Exchange Act, which provides that the issuer making the Offer shall either pay the consideration offered, or return the tendered securities promptly after the termination of the Offer).
5. Purchase of Shares and Payment of Purchase Price

Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Time, we will (1) determine the Purchase Price we will pay for shares validly tendered and not validly withdrawn prior to the Expiration Time, taking into account the number of shares so tendered and the prices specified by tendering shareholders and (2) accept for payment and pay an aggregate purchase price of up to $50 million for shares that are validly tendered at prices at or below the Purchase Price and not validly withdrawn prior to the Expiration Time. For purposes of the Offer, we will be deemed to have accepted for payment, subject to the “odd lot” priority, proration and conditional tender provisions of the Offer, shares that are validly tendered at or below the Purchase Price and not validly withdrawn, only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment pursuant to the Offer.
Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay the Purchase Price per share for all of the shares accepted for payment pursuant to the Offer promptly after the Expiration Time. In all cases, payment for shares tendered and accepted for payment pursuant to the Offer will be made promptly, taking into account any time necessary to determine any proration, but only after timely receipt by the Depositary of (1) certificates for shares, or a timely book-entry confirmation of the deposit of shares into the Depositary’s account at DTC, (2) a validly completed and duly executed Letter of Transmittal including any required signature guarantees, or, in the case of a book-entry transfer, an Agent’s Message, and (3) any other required documents.
We will pay for shares purchased pursuant to the Offer by depositing the aggregate purchase price for the shares with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to the tendering shareholders.
In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment promptly after the Expiration Time. However, we do not expect to be able to announce the final results of any proration or commence payment for any shares purchased pursuant to the Offer until up to five business days after the Expiration Time. Certificates for all shares tendered and not purchased, including all shares tendered at prices in excess of the Purchase Price and shares not purchased due to proration or conditional tenders, will be returned or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with DTC by the participant who delivered the shares, to the tendering shareholder at our expense promptly after the Expiration Time or termination of the Offer.
Under no circumstances will we pay interest on the Purchase Price, even if there is any delay in making payment. In addition, if certain events occur prior to the Expiration Time, we may not be obligated to purchase shares pursuant to the Offer. See Section 7.
We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person, will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted to the Depositary.

6. Conditional Tender of Shares

Under certain circumstances described in Section 1 and subject to the exception for Odd Lot Holders, if the Offer is oversubscribed, we will prorate the shares purchased pursuant to the Offer. As discussed in Section 13, the number of shares to be purchased from a particular shareholder may affect the U.S. federal income tax treatment of the purchase to the shareholder and the shareholder’s decision whether to tender. The conditional tender alternative is made available for shareholders seeking to take steps to have payment for shares sold pursuant to the Offer treated as received in a sale of such shares by the shareholder, rather than as a distribution to the shareholder, for U.S. federal income tax purposes. Accordingly, a shareholder may tender shares subject to the condition that all or a specified minimum number of the shareholder’s shares tendered must be purchased if any shares tendered are purchased. Any shareholder desiring to make a conditional tender must so indicate in the Section entitled “Conditional Tender” in the Letter of Transmittal, and, if applicable, in the Notice of Guaranteed Delivery. It is the tendering shareholder’s responsibility to calculate the minimum number of shares that must be purchased from the shareholder in order for the shareholder to qualify for sale (rather than distribution) treatment for U.S. federal income tax purposes. Shareholders are urged to consult with their own tax advisors. No assurances can be provided that a conditional tender will achieve the intended U.S. federal income tax result for any shareholder tendering shares.
Any tendering shareholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of shares that must be purchased if any shares are to be purchased. After the Expiration Time, if the number of shares validly tendered and not validly withdrawn pursuant to Auction Tenders at a price equal to or less than the Purchase Price and pursuant to Purchase Price Tenders would result in an aggregate purchase price of more than $50 million, so that we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage, after taking into account the priority given to tenders of odd lots, based upon all shares validly tendered, conditionally or unconditionally, and not validly withdrawn. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any tendering shareholder below the minimum number specified by that shareholder, the shares conditionally tendered will automatically be regarded as withdrawn (except as provided in the next paragraph). All shares tendered by a shareholder subject to a conditional tender and that are withdrawn as a result of proration will be returned at our expense to the tendering shareholder promptly after the Expiration Time.
After giving effect to these withdrawals, upon the terms and subject to the conditions of the Offer, we will accept the remaining shares validly tendered, conditionally or unconditionally, on a pro rata basis. If the withdrawal of conditional tenders would cause the total number of shares to be purchased to fall below an aggregate purchase price of $50 million, then, to the extent feasible, we will select enough of the shares conditionally tendered that would otherwise have been withdrawn to permit us to purchase such number of shares that would result in an aggregate purchase price of $50 million. In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular shareholder as a single lot, and will limit our purchase in each case to the designated minimum number of shares to be purchased. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have validly tendered all of the shares of the Company that they hold.
7. Conditions of the Offer

The Offer is not conditioned on any minimum number of shares being tendered. The Offer is also not subject to any financing condition. Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of or the payment for, shares tendered, subject to the rules promulgated under the Exchange Act, if at any time prior to the Expiration Time, any of the following events or circumstances shall have occurred (or shall have been reasonably determined by us to have occurred):

•
there shall have been instituted, or there shall be pending, or we shall have received notice of any action, suit, proceeding or application by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency, other tribunal or arbitrator or arbitration panel that directly or indirectly:

•
challenges or seeks to challenge, restrain, prohibit, delay or otherwise affect the making of the Offer, the acquisition by us of some or all of the shares pursuant to the Offer or otherwise relates in any manner to the Offer or seeks to obtain material damages in respect of the Offer; or

•
seeks to make the purchase of, or payment for, some or all of the shares pursuant to the Offer illegal or may result in a delay in our ability to accept for payment or pay for some or all of the shares;

•
our acceptance for payment, purchase or payment for any shares tendered in the Offer shall violate or conflict with, or otherwise be contrary to, any applicable law, statute, rule, regulation, decree or order;

•
any action shall have been taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) shall have been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries by any court, government or governmental agency or other regulatory or administrative authority or body, domestic or foreign, which:

•	indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of shares thereunder; or

•	is reasonably likely to make the purchase of, or payment for, some or all of the shares pursuant to the Offer illegal or to prohibit, restrict or delay consummation of the Offer;

•	there shall have occurred any of the following:

•
any general suspension of trading in securities on any United States national securities exchange or in the over-the-counter market, the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory, or any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that is likely, in our reasonable judgment, to materially adversely affect the extension of credit by banks or other lending institutions in the United States;

•
the commencement or escalation, on or after November 10, 2014, of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States;

•
any change, condition, event or development, or any condition, event or development involving a prospective change, occurs, is discovered, or is threatened relating to (i) general political, market, economic, financial or industry conditions in the United States or (ii) our business, general affairs, management, financial position, stockholders equity, income, results of operations, properties, assets, liabilities, condition (financial or otherwise), income, operations, licenses, franchises, permits, or prospects or in ownership of our shares, which in our reasonable judgment is or may be materially adverse to us;

•	in the case of any of the foregoing existing at the time of the announcement of the Offer, a material acceleration or worsening thereof; or

•
any decrease of more than 10% in the market price for our common shares on the NASDAQ Global Select Market or in the Dow Jones Industrial Average, the New York Stock Exchange Composite Index, the NASDAQ Global Select Market Composite Index or the Standard and Poor’s 500 Composite Index measured from the close of trading on November 10, 2014;

•
a tender or exchange offer for any or all of our outstanding common shares (other than the Offer), or any merger, amalgamation, acquisition, business combination or other similar transaction with or involving us or any of our subsidiaries, shall have been proposed, announced or made by any person or entity or shall have been publicly disclosed or we shall have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, amalgamation, acquisition, business combination or other similar transaction;

•
we shall have learned after the date of this Offer to Purchase that any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person (1) has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding common shares, whether through the acquisition of shares, the formation of a group, the grant of any option or right (options for and other rights to acquire our common shares that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause), or otherwise (other than anyone who publicly disclosed such ownership in a filing with the SEC on or before November 10, 2014), (2) who has filed a Schedule 13D or Schedule 13G with the SEC on or before November 10, 2014 has acquired or proposes to acquire, whether through the acquisition of shares, the formation of a group, the grant of any option or right (options for and other rights to acquire our common shares that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause), or otherwise (other than by virtue of consummation of the Offer), beneficial ownership of an additional 1% or more of our outstanding common shares or

(3) shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities;

•
any approval, permit, authorization, favorable review or consent or waiver of or filing with any domestic or foreign governmental entity or other authority or any third party consent or notice, required to be obtained or made in connection with the Offer shall not have been obtained or made on terms and conditions satisfactory to us in our reasonable judgment; or

•
we shall have determined that as a result of the consummation of the Offer and the purchase of the shares pursuant to the Offer that there will be a reasonable likelihood that the shares either (1) will be held of record by fewer than 300 persons or (2) will be delisted from the NASDAQ Global Select Market or be eligible for deregistration under the Exchange Act.

The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition, and may be waived by us, in whole or in part, at any time and from time to time prior to the Expiration Time in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time. The right to assert a condition will be deemed an ongoing right that may be asserted by us at any time on or prior to the Expiration Time. If a condition is triggered, we will need to waive that condition prior to the Expiration Time in order to proceed with the Offer. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Expiration Time in accordance with applicable law and provide additional disclosure as required by applicable law. Except for any Offer conditions that may be dependent upon the receipt of government approvals that must be satisfied, all Offer conditions must be satisfied or waived prior to the Expiration Time, and we will have no right to assert any of the conditions after the Expiration Time. Any determination by us concerning the events described above will be final and binding on all parties, subject to a holder challenging our determination in a court of competent jurisdiction and such court issuing a judgment to the contrary. See Section 14.
8. Price Range of Shares; Dividends

Our common shares have been traded on the NASDAQ Global Select Market under the symbol “BBRG” since October 21, 2010. The following table set forth, for the periods indicated, the high and low closing price per share of our common shares, as reported by the NASDAQ Global Select Market:

	High	Low
Fiscal 2012 Quarter Ended
March 25, 2012	$21.73	$15.89
June 24, 2012	$21.02	$15.99
September 23, 2012	$18.57	$14.99
December 30, 2012	$15.01	$12.42
Fiscal 2013 Quarter Ended
March 31, 2013	$16.12	$13.18
June 30, 2013	$19.01	$15.37
September 29, 2013	$18.36	$14.95
December 29, 2013	$16.94	$14.61
Fiscal 2014 Quarter Ended
March 30, 2014	$16.44	$14.05
June 29, 2014	$16.12	$14.11
September 28, 2014	$16.23	$13.31
December 28, 2014 (through November 10, 2014)	$14.44	$12.62

On November 10, 2014, the reported closing price of our common shares on the NASDAQ Global Select Market was $12.62 per share. On November 6, 2014, the last full trading day prior to the announcement the we expected to make the Offer, the reported closing price of our common shares on the NASDAQ Global Select Market was $14.44 per share. You are urged to obtain current market quotations for our common shares before deciding whether, and at what price or prices, to tender your shares pursuant to the Offer.
We have not paid or declared any cash dividends on our common shares and do not anticipate paying any dividends on our common shares in the foreseeable future. We currently intend to retain any future earnings to fund the operation, development and expansion of our business. Any future determinations relating to our dividend policies will be made at the discretion of our Board of Directors and will depend on existing conditions, including our financial condition, results of operations, contractual restrictions, capital requirements, business prospects and other factors our Board of Directors may deem relevant. In addition, our ability to declare and pay dividends is limited by covenants in the Credit Facility.
9. Source and Amount of Funds

The Offer is not subject to any financing condition. Assuming the Offer is fully subscribed, we expect the aggregate purchase price for the shares, together with all related fees and expenses, to be approximately $50.8 million. We intend to fund any purchase of shares pursuant to the Offer, including the related fees and expenses, using funds borrowed under the Credit Facility. The Credit Facility is described below. The Company has no alternative financing arrangements or plans related to the Offer other than those described herein.
On November 5, 2014, we entered the Credit Facility with a syndicate of financial institutions. The Credit Facility provides for a revolving credit facility under which the Company may borrow up to $100 million (including a sublimit cap of up to $10 million for letters of credit and up to $10 million for swing-line loans). The Credit Facility matures in November 2019, at which time all outstanding borrowings must be repaid. The Company used borrowings under the Credit Facility to repay in full the balances due under its previous credit agreement (the “Previous Credit Facility”) and subsequently terminated the Previous Credit Facility.
Under the Credit Facility, the Company may increase the revolving credit facility by up to $25 million if no event of default exists and certain other requirements are satisfied. Borrowings under the revolving credit facility bear interest at the Company’s option of either (i) the Base Rate (as such term is defined in the Credit Facility) plus the applicable margin of 0.50% to 1.50% or (ii) at a fixed rate for a period of one, two, three or six months equal to the London interbank offered rate, LIBOR, plus the applicable margin of 1.50% to 2.50%. In addition, the Company is required to pay an unused facility fee to the lenders equal to 0.20% to 0.35% per annum on the aggregate amount of the unused revolving credit facility, excluding swing-line loans, commencing on November 5, 2014, payable quarterly in arrears. Borrowings under the Company’s revolving credit facility are collateralized by a first priority interest in substantially all assets of the Company and its subsidiaries. There is no present intent to refinance or repay the Credit Facility except for draws and repayments in the ordinary course of business.
10. Certain Information Concerning the Company

We are an owner and operator of two distinct Italian restaurant brands, BRAVO! Cucina Italiana (“BRAVO!”) and BRIO Tuscan Grille (“BRIO”). We have positioned our brands as multifaceted culinary destinations that deliver the ambiance, design elements and food quality reminiscent of fine dining restaurants at a value typically offered by casual dining establishments, a combination known as the upscale affordable dining segment. Each of our brands provides its guests with a fine dining experience and value by serving affordable cuisine prepared using fresh flavorful ingredients and authentic Italian cooking methods, combined with attentive service in an attractive, lively atmosphere. We strive to be the best Italian restaurant company in America and are focused on providing our guests an excellent dining experience through consistency of execution.
BRAVO! Cucina Italiana is a full-service, upscale affordable Italian restaurant offering a broad menu of freshly-prepared classic Italian food served in a lively, high-energy environment with attentive service. The subtitle “Cucina Italiana,” meaning “Italian Kitchen,” is appropriate since all cooking is done in full view of our guests, creating the energy of live theater. BRAVO! offers a wide variety of pasta dishes, steaks, chicken, seafood and pizzas, emphasizing fresh, made-to-order cuisine and authentic recipes that deliver an excellent value to guests. BRAVO! also offers creative seasonal specials, an extensive wine list, carry-out and catering.
BRIO Tuscan Grille is an upscale affordable Italian chophouse restaurant serving freshly-prepared, authentic northern Italian food in a Tuscan villa atmosphere. BRIO means “lively” or “full of life” in Italian and draws its inspiration from the cherished Tuscan philosophy of “to eat well is to live well.” The cuisine at BRIO is prepared using fresh ingredients and a high standard for quality execution with an emphasis on steaks, chops, fresh seafood and made-to-order pastas. BRIO also offers creative seasonal specials, an extensive wine list, carry-out and banquet facilities at select locations.

We also operate one full-service upscale affordable American-French bistro restaurant in Columbus, Ohio under the brand “Bon Vie.”
Bravo Brio Restaurant Group, Inc. was incorporated in July 1987 as an Ohio corporation under the name Belden Village Venture, Inc. Our name was changed to Bravo Cucina of Dayton, Inc. in September 1995, to Bravo Development, Inc. in December 1998 and to Bravo Brio Restaurant Group, Inc. in June 2010. The first BRAVO! restaurant opened in 1992 and the first BRIO restaurant opened in 1999, each in Columbus, Ohio. We completed the initial public offering of our common shares in October 2010. At September 28, 2014, we operated 107 restaurants in 33 states.
Our principal executive offices are located at 777 Goodale Boulevard, Suite 100, Columbus, Ohio 43212. Our telephone number at that address is (614) 326-7944. We maintain a website at www.bbrg.com. The information contained on our website is neither part of, nor incorporated by reference into, this Offer to Purchase.
Available Information. We are subject to the informational filing requirements of the Exchange Act, and, accordingly, are obligated to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and executive officers, their remuneration, including stock options, restricted stock, restricted stock units, stock appreciation rights and other stock-based awards under the Company’s equity incentive plans granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in SEC filings, including proxy statements distributed to our shareholders. As required by Exchange Act Rule 13e-4(c)(2), we have also filed a Tender Offer Statement on Schedule TO (the “Schedule TO”) with the SEC that includes additional information relating to the Offer.
These reports, statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, DC 20549. Copies of this material may also be obtained by mail, upon payment of the SEC’s customary charges, from the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, DC 20549. The SEC also maintains a website on the Internet at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, such as the Company, that file electronically with the SEC. You may access the Company’s publicly filed documents at this site, including the Schedule TO and the documents incorporated therein by reference. You may obtain information about the Public Reference Room by calling the SEC for more information at 1-800-SEC-0330. You may also go to the Investor Relations Section of the Company’s website located at www.bbrg.com to access the Schedule TO and related documents.
Incorporation by Reference. The rules of the SEC allow us to “incorporate by reference” information into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The following documents that have been filed previously with the SEC contain important information about us, and we incorporate them by reference (other than any portions of the respective filings that were furnished to, rather than filed with, the SEC under applicable SEC rules):

•
our Annual Report on Form 10-K for the fiscal year ended December 29, 2013 filed with the SEC on March 3, 2014, including portions of our Definitive Proxy Statement filed with the SEC on March 18, 2014 to the extent specifically incorporated by reference therein;

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 30, 2014 filed with the SEC on April 30, 2014;

•	our Quarterly Report on Form 10-Q for the quarterly period ended June 29, 2014 filed with the SEC on August 1, 2014;

•	our Quarterly Report on Form 10-Q for the quarterly period ended September 28, 2014 filed with the SEC on November 7, 2014; and

•	our Current Reports on Form 8-K filed with the SEC on May 9, 2014, August 28, 2014 and November 6, 2014.
Unless specifically stated to the contrary, none of the information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K is incorporated by reference herein.
Any statement contained in any document incorporated by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent that an inconsistent statement is made in this Offer to Purchase or any subsequently filed document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.
You can obtain any of the documents incorporated by reference in this Offer to Purchase from the SEC’s website at the address set forth above. You may also request a copy of these filings, at no cost, by writing or telephoning the Information Agent at the following address:
D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Banks and Brokers call collect: (212) 269-5550
All others call toll free: (800) 499-8410
Email: BBRG@dfking.com
Copies of these filings are also available, without charge, on the Investor Relations Section of our website at www.bbrg.com. The information contained on our website is neither part of, nor incorporated by reference into, this Offer to Purchase.
11.    Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares

Shares Outstanding. As of November 10, 2014, we had 18,656,701 of our common shares outstanding. Because the Purchase Price will only be determined after the Expiration Date, the number of shares that will be purchased will not be known until after that time. Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $12.50 per share, the minimum purchase price under the Offer, the number of shares that will be purchased under the Offer is 4,000,000. Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $14.50 per share, the maximum purchase price under the Offer, the number of shares that will be purchased under the Offer is 3,448,275. Assuming that the Offer is fully subscribed, the maximum of 4,000,000 shares that the Company is offering to purchase under the Offer represents approximately 21.4% of the total number of shares outstanding as of November 10, 2014. Assuming that the Offer is fully subscribed, the minimum of 3,448,275 shares that the Company is offering to purchase under the Offer represents approximately 18.5% of the total number of shares outstanding as of November 10, 2014.
Interests of Directors and Executive Officers. As of November 10, 2014, our directors and executive officers as a group (9 persons) beneficially owned an aggregate of 1,896,185 shares, representing approximately 9.8% of the total number of outstanding shares on a fully diluted basis. Our directors and executive officers have advised us that they do not intend to tender shares in the Offer. Our directors and executive officers may, subject to applicable law and applicable policies and practices of the Company, sell their shares from time to time in open market or other transactions at prices that may be more or less favorable than the Purchase Price to be paid to our shareholders pursuant to the Offer. Assuming that no such transactions occur, the beneficial ownership of our directors and executive officers will proportionately increase as a percentage of our outstanding common shares following the consummation of the Offer.
The following table sets forth certain information, as of November 10, 2014, with respect to the beneficial ownership of our common shares by:

•	all persons known to be the beneficial owners of more than 5% of the Company’s outstanding shares;

•	each of the Company’s directors;

•	each of the Company’s executive officers; and

•	all of the Company’s executive officers and directors as a group.
In computing the number of common shares beneficially owned by a named person or group and the percentage ownership of that person or group, we deemed to be outstanding the number of common shares, if any, as to which the named person or group has the right to acquire beneficial ownership within 60 days of November 10, 2014. Shares that a person has the right to acquire are deemed to be outstanding for the purpose of computing the percentage ownership of that person, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

	Shares Owned (1)
Name and Address of Beneficial Owner (2)	Common Shares Beneficially Owned	Percentage of Common Shares Outstanding
BlackRock, Inc. (3)	2,021,337	10.8%
Wellington Management Company, LLP (4)	1,993,795	10.7%
Red Mountain Capital Partners LLC (5)	1,843,281	9.9%
The Goldman Sachs Group, Inc. (6)	1,194,718	6.4%
Executive Officers and Directors
Alton F. Doody III (7)	1,065,974	5.7%
Saed Mohseni (8)	494,798	2.6%
Brian T. O’Malley (9)	168,111	*
James J. O’Connor (10)	134,427	*
Harold O. Rosser II (11)	12,175	*
David B. Pittaway (12)	8,175	*
James S. Gulmi (13)	6,175	*
Thomas J. Baldwin (14)	4,175	*
Fortunato N. Valenti (15)	2,175	*
Executive Officers and Directors as a group (9 persons) (16)	1,896,185	9.8%

*	Less than 1%

(1)
Under SEC rules, a person is deemed to be the beneficial owner of shares that can be acquired by such person within 60 days upon the exercise of options. All outstanding options granted under the Bravo Development, Inc. Option Plan (the “2006 Plan”) are immediately exercisable.

(2)
Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all common shares shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table. Unless otherwise indicated, the address for each person or entity named above is c/o Bravo Brio Restaurant Group, Inc. 777 Goodale Boulevard, Suite 100, Columbus, Ohio 43212.

(3)
BlackRock, Inc. has sole power to vote or direct the vote of 1,975,390 shares and sole power to dispose of or direct the disposition of all 2,021,337 shares. The foregoing information is based solely on a Schedule 13G filed by BlackRock Inc. with the SEC on January 10, 2014. The address for BlackRock Inc. is 40 East 52nd Street, New York, NY 10022.

(4)
Wellington Management Company, LLP has shared power to vote or direct the vote of 1,329,051 shares and shared power to dispose of or direct the disposition of all 1,993,795 shares. The foregoing information is based solely on a Schedule 13G filed by Wellington Management Company, LLP with the SEC on March 10, 2014. The address for Wellington Management Company, LLP is 280 Congress Street, Boston, MA 02210.

(5)
Red Mountain Capital Partners LLC has sole power to vote or direct the vote and sole power to dispose of or direct the disposition of all 1,843,281 shares. The foregoing information is based solely on a Schedule 13D/A filed by Red Mountain Capital Partners LLC with the SEC on November 12, 2013. The address for Red Mountain Capital Partners LLC is 10100 Santa Monica Boulevard, Suite 925, Los Angeles, CA 90067.

(6)
The Goldman Sachs Group, Inc. and Goldman, Sachs & Co. have shared power to vote or direct the vote and shared power to dispose of or direct the disposition of all 1,194,718 shares. The foregoing information is based solely on a Schedule 13G filed by the Goldman Sachs Group, Inc. with the SEC on February 13, 2014. The primary address for the Goldman Sachs Group, Inc. is 200 West Street, New York, New York 10282.

(7)	Mr. Doody is a director of the Company. Includes 90,430 common shares that Mr. Doody has the right to acquire within 60 days of November 10, 2014.

(8)
Mr. Mohseni is a director and named executive officer. Includes 361,719 common shares that Mr. Mohseni has the right to acquire within 60 days of November 10, 2014. Does not include 7,500 shares of unvested restricted stock granted to Mr. Mohseni in 2012, 10,125 shares of unvested restricted stock granted to Mr. Mohseni in 2013 or 13,500 shares of unvested restricted stock granted to Mr. Mohseni in 2014.

(9)
Mr. O’Malley is a named executive officer. Includes 93,737 common shares that Mr. O’Malley has the right to acquire within 60 days of November 10, 2014. Does not include 4,750 shares of unvested restricted stock granted to Mr. O’Malley in 2012, 6,412 shares of unvested restricted stock granted to Mr. O’Malley in 2013 or 8,550 shares of unvested restricted stock granted to Mr. O'Malley in 2014.

(10) Mr. O’Connor is a named executive officer. Includes 75,651 common shares that Mr. O’Connor has the right to acquire within 60 days of November 10, 2014. Does not include 4,750 shares of unvested restricted stock granted to Mr. O’Connor in 2012, 6,412 shares of unvested restricted stock granted to Mr. O’Connor in 2013 or 8,550 shares of unvested restricted stock granted to Mr. O'Connor in 2014.

(11)
Mr. Rosser is a director. Does not include 1,500 shares of unvested restricted stock granted to Mr. Rosser in 2012, 2,025 shares of unvested restricted stock granted to Mr. Rosser in 2013 or 2,700 shares of unvested restricted stock granted to Mr. Rosser in 2014.

(12)
Mr. Pittaway is a director. Does not include 1,500 shares of unvested restricted stock granted to Mr. Pittaway in 2012, 2,025 shares of unvested restricted stock granted to Mr. Pittaway in 2013 or 2,700 shares of unvested restricted stock granted to Mr. Pittaway in 2014.

(13)
Mr. Gulmi is a director. Does not include 1,500 shares of unvested restricted stock granted to Mr. Gulmi in 2012, 2,025 shares of unvested restricted stock granted to Mr. Gulmi in 2013 or 2,700 shares of unvested restricted stock granted to Mr. Gulmi in 2014.

(14)
Mr. Baldwin is a director. Does not include 1,500 shares of unvested restricted stock granted to Mr. Baldwin in 2012, 2,025 shares of unvested restricted stock granted to Mr. Baldwin in 2013 or 2,700 shares of unvested restricted stock granted to Mr. Baldwin in 2014.

(15)
Mr. Valenti is a director. Does not include 1,500 shares of unvested restricted stock granted to Mr. Valenti in 2012, 2,025 shares of unvested restricted stock granted to Mr. Valenti in 2013 or 2,700 shares of unvested restricted stock granted to Mr. Valenti in 2014.

(16)	See notes 7-15. Includes 621,537 common shares that can be acquired within 60 days of November 10, 2014.
Recent Securities Transactions. Based on our records and information provided to us by our directors and executive officers, neither we nor, to the best of our knowledge, any of our directors or executive officers, have effected any transactions in our common shares during the 60 days before the date of this offer.
Share Repurchase Program. On October 23, 2013, our Board of Directors approved the terms of a new share repurchase plan (the “Repurchase Plan”) under which the Company is authorized to repurchase up to $20 million of its common shares prior to the plan’s expiration on December 28, 2014, subject to the Company’s pre-existing blackout periods. The Company may repurchase shares on the open market or through privately negotiated transactions at times and prices considered appropriate by the Company at the discretion of management and subject to its assessment of market conditions and other economic factors. As of September 28, 2014, the Company had the ability to repurchase approximately $4.9 million of its common shares pursuant to the Repurchase Plan.
Equity Incentive Plans. The Company adopted the 2006 Plan in order to provide an incentive to employees selected by the Board of Directors for participation. Pursuant to the 2006 Plan, we had 879,757 stock options outstanding as of September 28, 2014 that were granted between 2006 and October 2010. As of September 28, 2014 all the outstanding options under the 2006 Plan were fully vested and immediately exercisable.
On October 6, 2010, our Board of Directors approved and, on October 18, 2010, our shareholders approved the Bravo Brio Restaurant Group, Inc. Stock Incentive Plan (the “Stock Incentive Plan”). The Stock Incentive Plan became effective on October 26, 2010 upon the completion of our initial public offering (“IPO”). In connection with the adoption of the Stock Incentive Plan, the Board of Directors terminated the 2006 Plan and no further awards have been, or will be, granted under the 2006 Plan after October 26, 2010. However, the termination of the 2006 Plan did not affect awards outstanding under the 2006 Plan at the time of its termination and the terms of the 2006 Plan continue to govern outstanding awards granted under the 2006 Plan.
The purpose of the Stock Incentive Plan is to assist us and our subsidiaries in attracting and retaining valued employees, consultants and non-employee directors by offering them a greater stake in our success and a closer identity with us, and to encourage ownership of our common shares by such individuals. Our employees, consultants and members of our Board of Directors, as well as employees and consultants of our subsidiaries, are eligible to participate in the Stock Incentive Plan. The Stock Incentive Plan provides for the grant of stock options, restricted stock, restricted stock units, stock appreciation rights and other stock-based awards.
Employment Agreements. The Company has entered into employment agreements with certain executive officers, which provide for the grant of equity awards and for the executive officer’s participation in the Company’s other benefit plans and programs, including a cash bonus and equity plan.
General. Except for (i) stock options, restricted stock, restricted stock units, stock appreciation rights and other stock-based awards under the Company’s equity incentive plans, (ii) the Repurchase Plan, and (iii) as otherwise described in this Offer to Purchase or the documents incorporated by reference herein, none of the Company nor, to the best of the Company’s knowledge, any of its directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer or with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.
Please see our periodic and current reports and proxy statements filed with the SEC, including those incorporated by reference herein and in the Schedule TO of which this Offer to Purchase is a part, for detailed descriptions of the arrangements disclosed above. In addition, to the extent required by SEC rules, copies of the agreements or forms of the agreements disclosed above have been filed with the SEC.

12. Legal Matters; Regulatory Approvals

We are not aware of any license or regulatory permit that is reasonably likely to be material to our business that might be adversely affected by our acquisition of our common shares as contemplated in the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of our common shares as contemplated by the Offer. Should any approval or other action be required, we presently contemplate that we will seek that approval or other action, but we have no current intention to delay the purchase of shares tendered pursuant to the Offer pending the outcome of any such matter, subject to our right to decline to purchase shares if any of the conditions in Section 7 have occurred or are deemed by us to have occurred or have not been waived. We cannot predict whether we would be required to delay the acceptance for payment of or payment for shares tendered pursuant to the Offer pending the outcome of any such matter. We cannot assure you that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. If certain types of adverse actions are taken with respect to the matters discussed above, or certain approvals, consents, licenses or permits identified above are not obtained, we can decline to accept for payment or pay for any shares tendered. See Section 7.
13. Material U.S. Federal Income Tax Consequences

The following discussion is a summary of material U.S. federal income tax consequences to our shareholders of an exchange of shares for cash pursuant to the Offer. This discussion is general in nature and does not discuss all aspects of U.S. federal income taxation that may be relevant to a shareholder in light of the shareholder’s particular circumstances, or to certain types of shareholders subject to special treatment under U.S. federal income tax laws (such as insurance companies, tax-exempt organizations, regulated investment companies, real estate investment trusts, United States Holders (as defined below) whose “functional currency” is not the U.S. dollar, entities treated as partnerships or pass-through entities for U.S. federal income tax purposes (or their partners, investors, owners or beneficiaries), persons holding shares as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, banks, financial institutions, brokers, dealers in securities or currencies, traders that elect to mark-to-market their securities, certain expatriates or former long-term residents of the United States or personal holding companies). In addition, the discussion does not consider the effect of any alternative minimum taxes or foreign, state, local or other tax laws, or any U.S. tax considerations (e.g., estate or gift tax) other than U.S. federal income tax considerations that may be applicable to particular shareholders. Further, this summary assumes that shareholders hold their shares as “capital assets” (generally, property held for investment) within the meaning of Section 1221 of the Code and generally assumes that they did not receive their shares through the exercise of employee stock options or otherwise as compensation.
This summary is based on the Code and applicable U.S. Treasury regulations, rulings, administrative pronouncements and judicial decisions thereunder as of the date hereof, all of which are subject to change or differing interpretations at any time, possibly with retroactive effect. This discussion is not binding on the IRS, and we have not sought, nor will we seek, any ruling from the IRS with respect to the matters discussed below. There can be no assurances that the IRS will not take a different position concerning the U.S. federal income tax consequences of the exchange of shares for cash pursuant to the Offer or that any such position would not be sustained.
As used herein, a “United States Holder” means a beneficial owner of shares that is (1) an individual citizen or resident alien of the United States for U.S. federal income tax purposes, (2) an entity taxed as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States or any political subdivision thereof, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (4) a trust if (x) the administration of the trust is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust, or (y) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person. As used herein, a “Non-United States Holder” means a beneficial owner of shares that is neither (i) a United States Holder nor (ii) an entity classified as a partnership for U.S. federal income tax purposes. If an entity classified as a partnership for U.S. federal income tax purposes holds shares, the U.S. federal income tax treatment of the Offer to a partner will generally depend upon the status of the partner and the activities of the partnership. A partnership holding shares and partners in such partnership should consult their own tax advisors about the U.S. federal income tax consequences of an exchange of shares for cash pursuant to the Offer.
EACH SHAREHOLDER IS ADVISED TO CONSULT ITS OWN TAX ADVISOR TO DETERMINE THE U.S. FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES TO IT OF THE OFFER.
Consequences to Shareholders Who Do Not Participate in the Offer. Shareholders who do not participate in the Offer will not incur any U.S. federal income tax as a result of the exchange of shares for cash by other shareholders pursuant to the Offer.
Consequences to United States Holders.
Characterization of the Purchase. An exchange of shares for cash pursuant to the Offer generally will be treated as either a sale or as a taxable distribution with respect to such shares.
A United States Holder’s exchange of shares for cash pursuant to the Offer will be treated as a sale of the shares for U.S. federal income tax purposes pursuant to Section 302 of the Code if the exchange (i) results in a “complete termination” of the United States Holder’s stock interest in us; (ii) is a “substantially disproportionate” redemption with respect to the United States Holder; or (iii) is “not essentially equivalent to a dividend” with respect to the United States Holder (together with (i) and (ii), the “Section 302 tests”).
In determining whether any of the Section 302 tests have been met, a United States Holder must take into account not only the shares that the United States Holder actually owns, but also the shares that it constructively owns within the meaning of Section 318 of the Code (as modified by Section 302(c) of the Code). Under these constructive ownership rules, a United States Holder will be considered to own those common shares owned, directly or indirectly, by certain members of the United States Holder’s family and certain entities (such as corporations, partnerships, trusts and estates) in which the United States Holder has an equity interest, as well as shares the United States Holder has an option to purchase. United States Holders should consult their own tax advisors with respect to the operation of these constructive ownership rules.
The purchase of a United States Holder’s shares by us in the Offer will result in a “complete termination” of the United States Holder’s equity interest in us if either (1) all of the common shares in us actually and constructively owned by the United States Holder are exchanged for cash pursuant to the Offer or (2) all of the common shares in us actually owned by the United States Holder are exchanged for cash pursuant to the Offer and the United States Holder is eligible to waive, and effectively waives, the attribution of all common shares in us constructively owned by the United States Holder in accordance with the procedures described in Section 302(c)(2) of the Code. United States Holders wishing to satisfy the “complete termination” test through waiver of attribution in accordance with the procedures described in Section 302(c)(2) of the Code should consult their own tax advisors concerning the mechanics and desirability of such a waiver. A United States Holder may also satisfy the “complete termination” test if, in the same transaction, some of its common shares in us are redeemed and all of the remainder of its common shares in us are sold or otherwise transferred to a third party so that after the transaction the United States Holder no longer owns (actually or constructively) any common shares in us. United States Holders should consult their own tax advisors concerning the application of the “complete termination” test to their particular circumstances.
The purchase of a United States Holder’s shares by us in the Offer will result in a “substantially disproportionate” redemption with respect to the United States Holder if, among other things, the percentage of the outstanding voting shares in us actually and constructively owned by the United States Holder immediately after the purchase (treating all shares purchased by us pursuant to the Offer as not outstanding) is less than 80% of the percentage of the outstanding voting shares in us actually and constructively owned by the United States Holder immediately before the exchange (treating all shares purchased by us pursuant to the Offer as outstanding) and immediately following the purchase the United States Holder actually and constructively owns less than 50% of our total combined voting power. United States Holders should consult their own tax advisors concerning the application of the “substantially disproportionate” test to their particular circumstances.
The purchase of a United States Holder’s shares by us in the Offer will generally be treated as “not essentially equivalent to a dividend” if it results in a meaningful reduction of the United States Holder’s proportionate interest in us. Whether a United States Holder meets this test depends on the United States Holder’s particular facts and circumstances. The IRS has indicated that even a small reduction in the percentage interest of a shareholder whose relative stock interest in a publicly held corporation is minimal (for example, an interest of 1% or less) and who exercises no control over corporate affairs should constitute a “meaningful reduction.” United States Holders should consult their own tax advisors as to the application of this test to their particular circumstances.

Each shareholder should be aware that it is possible that, depending on the facts and circumstances, an acquisition or disposition of shares substantially contemporaneous with the Offer may be taken into account in determining whether any of the Section 302 tests described above are satisfied. In addition, each shareholder should be aware that because proration may occur in the Offer, even if all the common shares in us actually and constructively owned by a shareholder are tendered pursuant to the Offer, fewer than all of the shares tendered may be purchased by us unless the tendering shareholder has made a conditional tender. See Section 6. Thus, proration may affect whether the purchase of a United States Holder’s shares pursuant to the Offer will meet any of the three Section 302 tests.
Due to the factual nature of the Section 302 tests, United States Holders should consult their tax advisors to determine whether the purchase of their shares in the Offer qualifies for sale treatment in their particular circumstances.
Sale Treatment. If the receipt of cash by a United States Holder in exchange for the tender of shares pursuant to the Offer is treated as a sale (as described above) of such shares for U.S. federal income tax purposes pursuant to Section 302 of the Code, the United States Holder will recognize capital gain or loss equal to the difference between (1) the amount of cash received by the United States Holder for such shares and (2) the United States Holder’s “adjusted tax basis” for such shares at the time of the sale. Generally, a United States Holder’s adjusted tax basis will be equal to the cost of the shares to the United States Holder, decreased (but not below zero) by the amount of any previous distributions treated as a tax-free return of capital (as described below). This gain or loss will be characterized as long-term capital gain or loss if the United States Holder’s holding period for the tendered shares exceeds one year as of the date we are treated as purchasing the shares in the Offer for U.S. federal income tax purposes. A United States Holder that is an individual, trust or estate is generally eligible for a reduced rate of U.S. federal income tax on long-term capital gain. A United States Holder’s ability to deduct capital losses may be limited. Gain or loss must be determined separately for each block of shares (generally, shares acquired by a United States Holder at the same cost in a single transaction) we purchase in the Offer. A United States Holder may be able to designate, generally through its broker, which blocks of our common shares it wishes to tender if less than all of its shares are tendered, and the order in which different blocks will be purchased by us in the event of proration under the Offer. United States Holders should consult their own tax advisors concerning the mechanics and desirability of that designation.
Distribution Treatment. If a United States Holder’s receipt of cash in exchange for the tender of shares pursuant to the Offer does not meet one of the Section 302 tests described above, then the full amount of cash received by the United States Holder with respect to our purchase of shares under the Offer will be treated as a distribution to the United States Holder with respect the United States Holder’s shares and will be treated as ordinary dividend income to the United States Holder to the extent of such United States Holder’s ratable share of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. Such United States Holder’s tax basis in such shares (after the reduction described below) will be added to any shares retained by such United States Holder. Provided that certain holding period requirements and other conditions are satisfied, non-corporate United States Holders generally will be subject to U.S. federal income tax at the reduced long-term capital gain rate with respect to any such dividend income. To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits, the excess first will be treated as a return of capital that will reduce the United States Holder’s adjusted tax basis in the shares exchanged in the Offer. Any amount remaining after the United States Holder’s adjusted tax basis has been reduced to zero will be taxable to the United States Holder as capital gain realized on the sale of such shares. A dividend received by a corporate United States Holder may be (1) eligible for a dividends-received deduction (subject to applicable exceptions and limitations) and (2) subject to the “extraordinary dividend” provisions of Section 1059 of the Code. United States Holders should consult their own tax advisors regarding the U.S. federal tax consequences of the Offer in relation to their particular facts and circumstances.
Additional Tax on Net Investment Income. An additional 3.8% tax will be imposed on the “net investment income” of certain U.S. citizens and resident aliens and on the undistributed “net investment income” of certain estates and trusts. Among other items, “net investment income” generally includes gross income from dividends and net gain from the disposition of property, such as the shares, less certain deductions. United States Holders should consult their tax advisors with respect to this additional tax.
Consequences to Non-United States Holders.
Sale Treatment. Gain realized by a Non-United States Holder on an exchange of shares for cash pursuant to the Offer generally will not be subject to U.S. federal income tax if the exchange is treated as a sale for U.S. federal income tax purposes pursuant to the Section 302 tests described above under “Consequences to United States Holders - Characterization of the Purchase,” unless (1) such gain is effectively connected with the conduct by such Non-United States Holder of a trade or business in the United States (and, if an applicable income tax treaty requires, the gain is attributable to a United States permanent establishment maintained by such Non-United States Holder), (2) in the case of gain realized by a Non-United States Holder that is an individual, such Non-United States Holder is present in the United States for 183 days or more in the taxable year of the exchange and certain other conditions are met, or (3) our shares constitute a “United States real property interest” with respect to the Non-United States Holder.
Non-United States Holders described in clause (1) above generally will be subject to U.S. federal income tax on a net income basis at applicable graduated U.S. federal income tax rates in the same manner as if such Non-United States Holders were a resident of the United States, and in the case of a corporate Non-United States Holder, such Non-United States Holder may be subject to a branch profits tax at a 30% rate (or a lower rate specified in an applicable income tax treaty). An individual described in clause (2) above will be taxed on any gain at a flat rate of 30% (or such lower rate as may be specified by an applicable income tax treaty), which may be offset by certain U.S. source capital losses of such Non-United States Holder.
Our shares will constitute a United States real property interest with respect to a Non-United States Holder if we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of (i) the period during which the Non-United States Holder held such shares or (ii) the five-year period ending on the date the Non-United States Holder exchanges such shares pursuant to the Offer. We do not believe that we have been a United States real property holding corporation at any time during the five-year period preceding the sale pursuant to the Offer. Even if we are or were a United States real property holding corporation, gain arising from the sale by a Non-United States Holder of our shares will not be subject to U.S. federal income tax if our shares are “regularly traded,” as defined by applicable Treasury regulations, on an established securities market, and such Non-United States Holder actually or constructively owns or has owned (at any time during the shorter of the two periods described above) more than 5% of our shares.
Distribution Treatment. Because, as described above, satisfaction of the Section 302 tests is dependent on matters of fact and we cannot predict whether any Non-United States Holder will satisfy such tests, the applicable withholding agent, will presume, for withholding purposes, that all amounts paid to Non-United States Holders in exchange for their shares are dividend distributions. As a result, and subject to the discussion of FATCA below, dividends will generally be subject to withholding of U.S. federal income tax at the rate of 30%, unless a lower rate is specified by an applicable income tax treaty, provided we have received proper certification on IRS W-8BEN (in the case of individual Non-United States Holders) or IRS W-8BEN-E (in the case of all other Non-United States Holders) of the application of such income tax treaty, or such dividends are effectively connected with a Non-United States Holder’s conduct of a trade or business within the United States. Non-United States Holders should consult their own tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the manner of claiming the benefits of such treaty. To the extent any tax is withheld, a Non-United States Holder may be eligible to obtain a refund of all or a portion of such tax if such Non-United States Holder satisfies one of the Section 302 tests described above or is otherwise able to establish that no withholding or a reduced amount of withholding is due. Backup withholding generally will not apply to amounts subject to U.S. federal income tax withholding of 30% (or lower rate as specified by an applicable income tax treaty).
Amounts treated as dividends that are effectively connected with a Non-United States Holder’s conduct of a trade or business in the United States and, if required by an applicable income tax treaty, are attributable to a permanent establishment in the United States, are generally taxed in the manner applicable to United States Holders, as described above. In such cases, the Non-United States Holder will not be subject to withholding so long as such Non-United States Holder delivers to the applicable withholding agent a validly completed and executed IRS Form W-8ECI before the payment is made. In addition, dividends received by a foreign corporation that are effectively connected with the conduct of a trade or business in the United States may be subject to a branch profits tax at a 30% rate, or a lower rate specified in an applicable income tax treaty. See Section 3 “Procedures For Tendering Shares” with respect to the application of U.S. federal income tax withholding to payments made to Non-United States Holders.
FATCA. Withholding tax may be imposed under FATCA and the final U.S. Treasury regulations promulgated thereunder on certain types of payments made to “foreign financial institutions” (defined broadly to include, among other entities, banks, certain insurance companies, hedge funds, private equity funds, mutual funds, securitization vehicles or other investment vehicles) and certain other non-U.S. entities (including payments to United States Holders who hold shares through such a foreign financial institution or non-U.S. entity). Specifically, a 30% withholding tax may be imposed on dividends on shares paid to a foreign financial institution or to a non-financial foreign entity, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations, (ii) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (i) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.
Because the applicable withholding agent may not know the extent to which a payment made pursuant to the Offer is a dividend for U.S. federal income tax purposes at the time it is made, for purposes of FATCA withholding, the applicable withholding agent generally will treat the entire amount received by a Non-United States Holder participating in the Offer as a dividend distribution from us. Accordingly, the applicable withholding agent generally will withhold U.S. federal income taxes equal to 30% of the cash payable pursuant to the Offer to the Non-United States Holder or its agent, unless such Non-United States Holder or its agent provides to the applicable withholding agent documentation demonstrating the FATCA withholding is not warranted. If the applicable withholding agent withholds tax under FATCA, it will not withhold the 30% U.S. federal income tax described above. Non-United States Holders are urged to consult with their own tax advisors regarding the effect, if any, of the FATCA provisions on them based on their particular circumstances and the requisite steps that can be taken and information that can be provided in order to demonstrate FATCA withholding is not warranted.
NON-UNITED STATES HOLDERS MAY BE SUBJECT TO U.S. FEDERAL WITHHOLDING TAX AT A 30% RATE ON THE SALE OF SHARES PURSUANT TO THE OFFER, EVEN IF NO SUCH WITHHOLDING WOULD APPLY IF THOSE SAME SHARES WERE SOLD ON THE OPEN MARKET. IN ADDITION, NON-UNITED STATES HOLDERS MAY BE SUBJECT TO THIS 30% WITHHOLDING TAX ON THE SALE OF SHARES PURSUANT TO THE OFFER OR TO 30% WITHHOLDING UNDER FATCA EVEN IF THE TRANSACTION IS NOT SUBJECT TO U.S. FEDERAL INCOME TAX. NON-UNITED STATES HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX WITHHOLDING RULES, INCLUDING ELIGIBILITY FOR A WITHHOLDING TAX REDUCTION OR EXEMPTION, AND THE REFUND PROCEDURE.
United States Federal Income Tax Backup Withholding. See Section 3 “Procedures For Tendering Shares” with respect to the U.S. federal income tax backup withholding requirements.
THIS DISCUSSION IS GENERAL IN NATURE AND DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A SHAREHOLDER IN LIGHT OF THE SHAREHOLDER’S PARTICULAR CIRCUMSTANCES, OR TO CERTAIN TYPES OF SHAREHOLDERS SUBJECT TO SPECIAL TREATMENT UNDER U.S. FEDERAL INCOME TAX LAWS. YOU ARE ADVISED TO CONSULT WITH YOUR OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.
14. Extension of the Offer; Termination; Amendment

We expressly reserve the right, in our sole discretion and subject to applicable law, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time the Offer is open and delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, to terminate the Offer and reject for payment and not pay for any shares not theretofore accepted for payment or paid for, subject to applicable law, and to postpone payment for shares, upon the occurrence of any of the conditions specified in Section 7, by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares that we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of the Offer.
Subject to compliance with applicable law, we further reserve the right, in our sole discretion, to amend the Offer in any respect (including, without limitation, by changing the per share purchase price range or by decreasing or increasing the value of shares being sought in the Offer). Amendments to the Offer may be made at any time and from time to time by public announcement of such amendments. In the case of an extension, the notice of the amendment must be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Time. Any public announcement made pursuant to the Offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise disseminate any such public announcement other than by making a release through Globe Newswire or another comparable service.
If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange

Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If:

•
we increase or decrease the price range to be paid for shares or increase or decrease the aggregate value of shares sought in the Offer (and thereby increase or decrease the number of shares purchasable in the Offer), and, in the event of an increase in the aggregate value of shares sought in the Offer, the increases exceeds 2% of the outstanding shares; and

•
the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such an increase or decrease is first published, sent or given to shareholders in the manner specified in this Section 14, then, in each case, the Offer will be extended so that it will remain open for a period of 10 business days from and including the date that such increase or decrease is first published, sent or given to shareholders in the manner specified in this Section 14.
If we increase the value of shares purchased in the Offer such that the additional amount of shares accepted for payment in the Offer does not exceed 2% of the outstanding shares, this will not be deemed a material change to the terms of the Offer and we will not be required to amend or extend the Offer. See Section 1.
For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.
15. Fees and Expenses

We have retained Jefferies LLC to act as our Dealer Manager in connection with the Offer. In its role as Dealer Manager, Jefferies LLC may communicate with brokers, dealers, trust companies and similar entities with respect to the Offer.
The Dealer Manager will receive customary compensation in connection with the Offer. We have also agreed to reimburse the Dealer Manager for reasonable out-of-pocket expenses incurred in connection with the Offer, including reasonable fees and expenses of counsel, and to indemnify the Dealer Manager against various liabilities in connection with the Offer, including liabilities under the federal securities laws.
The Dealer Manager and its affiliates have provided, and may in the future provide, various investment banking and other services to us for which they have received, or we expect they will receive, customary compensation from us.
The Dealer Manager and its affiliates in the ordinary course of their respective businesses may purchase and/or sell our securities, including our common shares, for their respective own accounts and for the account of their respective customers. As a result, the Dealer Manager and its affiliates at any time may own certain of our securities, including our common shares. In addition, the Dealer Manager and its affiliates may tender shares into the Offer for their own account.
We have also retained D.F. King & Co., Inc. to act as Information Agent and Wells Fargo Shareowner Services to act as Depositary in connection with the Offer. The Information Agent may contact shareholders by mail, telephone, facsimile and personal interviews and may request brokers, dealers, commercial banks, trust companies or other nominee shareholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses incurred in connection with the Offer and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws. Wells Fargo Shareowner Services also acts as the Company’s transfer agent.
We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Dealer Manager, the Information Agent and the Depositary as described above) for soliciting tenders of shares pursuant to the Offer. Shareholders holding shares through brokers, dealers, commercial banks, trust companies or other nominee shareholders are urged to consult the brokers, dealers, commercial banks, trust companies or other nominee shareholders to determine whether transaction costs may apply if shareholders tender shares through the brokers, dealers, commercial banks, trust companies or other nominee shareholders and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies or other nominee shareholders for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or an agent of the Information Agent, the Dealer Manager or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares pursuant to the Offer, except as otherwise provided in Section 5.
Certain officers and employees of the Company may render services in connection with the Offer but will not receive any additional compensation for such services.
16. Miscellaneous

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of shares pursuant to the Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in that jurisdiction. In any jurisdiction where the securities or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on our behalf by the Dealer Manager or one or more registered brokers licensed under the laws of such jurisdiction.
After completing the Offer, we may purchase additional shares in the open market subject to market conditions. We may also purchase shares in private transactions, tender offers or otherwise. Any of these purchases may be on the same terms as, or on terms more or less favorable to shareholders than, the terms of the Offer. However, Rule 13e-4 promulgated under the Exchange Act generally prohibits us and our affiliates from purchasing any shares, other than through the Offer, until at least 10 business days after the expiration or termination of the Offer. Any possible future purchases by us will depend on many factors, including the market price of the shares, the results of the Offer, our business and financial position and general economic and market conditions.
Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the SEC the Schedule TO, which contains additional information relating to the Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning the Company.
Our delivery of this Offer to Purchase shall not under any circumstances create any implication that the information contained in this Offer to Purchase is correct as of any time other than the date of this Offer to Purchase or that there have been no changes in the information included or incorporated by reference herein or in the affairs of the Company or any of its subsidiaries since the date hereof.
WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN THE OFFER OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES IN THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL OR TO DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR GIVES ANY INFORMATION OR REPRESENTATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, INFORMATION OR REPRESENTATION AS HAVING BEEN AUTHORIZED BY US, THE DEALER MANAGER, THE DEPOSITARY OR THE INFORMATION AGENT.
Bravo Brio Restaurant Group, Inc.
November 12, 2014

The Letter of Transmittal, certificates for shares and any other required documents should be sent or delivered by each shareholder of the Company or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:
The Depositary for the Offer is:
Wells Fargo Bank, N.A.
Shareowner Services
By Hand, Express Mail, Courier, or Other Expedited Service:
Wells Fargo Bank, N.A.
Shareowner Services
Voluntary Corporate Actions
1110 Centre Pointe Curve, Suite 101
Mendota Heights, Minnesota 55120
DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.
Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses set forth below. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or related documents should be directed to the Information Agent. The Information Agent will promptly furnish to shareholders additional copies of these materials at the Company’s expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.
The Information Agent for the Offer is:
D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Banks and Brokers call collect: (212) 269-5550
All others call toll free: (800) 499-8410
Email: BBRG@dfking.com

The Dealer Manager for the Offer is:
Jefferies
520 Madison Avenue
New York, New York 10022
Call Toll Free: (877) 547-6340